UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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FBR & CO.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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FBR & CO.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

FBR & Co., a Virginia corporation, will hold its annual meeting of shareholders at 1001 Nineteenth Street North, 12th Floor, Arlington, Virginia 22209, on Tuesday, June 3, 2014, at 9:00 a.m., for the following purposes:

1.	To elect five directors for a term of one year each;

2.	To consider a non-binding advisory vote on the compensation of our named executive officers, as disclosed in the accompanying proxy statement;

3.	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

4.	To transact such other business as may properly come before the annual meeting of shareholders or any adjournment or postponement thereof.

Only holders of shares of our company’s common stock outstanding at the close of business on the record date, April 7, 2014, are entitled to notice of, and to vote at, the annual meeting of shareholders.

A list of shareholders entitled to vote at the annual meeting will be available at the annual meeting and for the ten day period prior to the annual meeting at our company’s principal executive office, which is located at 1001 Nineteenth Street North, 11th Floor, Arlington, Virginia 22209.

Whether or not you plan to attend the annual meeting, it is important that your shares are represented and voted. You may authorize your proxy over the Internet or by telephone as described on the proxy card attached to the accompanying proxy statement. Alternatively, you may authorize your proxy and instruct the proxies named in the proxy card attached to the accompanying proxy statement how to vote by signing and returning the proxy card in the envelope provided. Once you authorize your proxy, you may revoke your proxy by executing and delivering to us a later dated proxy card, by subsequently authorizing your proxy over the Internet or by telephone, by sending a written revocation of your proxy to our Corporate Secretary at our principal executive office or by attending the annual meeting and voting in person. If you hold your shares in “street name” (i.e., through a bank, broker or other nominee), you will receive from your nominee instructions that you must follow in order to provide voting instructions to your nominee, or you may contact your nominee directly to request these instructions. If you hold your shares in street name, you must follow the instructions you receive from your nominee in order to revoke your voting instructions.

By Order of the Board of Directors,

Gavin A. Beske
Senior Vice President and General Counsel

Arlington, Virginia

April 28, 2014

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 3, 2014

This notice, our 2014 proxy statement attached to this notice and our 2013 annual report to shareholders are available free of charge on our website at www.fbr.com under “Investor Relations.”

FBR & CO.

1001 Nineteenth Street North

Arlington, Virginia 22209

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 3, 2014

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

The Solicitation of Proxies

The Board of Directors (“Board” or “Board of Directors”) of FBR & Co. (“we,” “us,” “our,” “our company” or “FBR”) is soliciting your proxy in connection with the 2014 annual meeting of shareholders to be held at 1001 Nineteenth Street North, 12th Floor, Arlington, Virginia 22209, on June 3, 2014, at 9:00 a.m. At the annual meeting, shareholders will consider and vote on the proposals described in this proxy statement. The mailing address of our principal executive office is 1001 Nineteenth Street North, 11th Floor, Arlington, Virginia 22209. Our proxy materials, including this proxy statement and the accompanying proxy card, together with the Notice of Annual Meeting of Shareholders and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, are first being mailed to shareholders on or about May 2, 2014.

The solicitation of proxies is being made primarily by the use of standard mail. We will pay the cost of preparing and mailing this proxy statement and accompanying proxy materials, and the cost of any supplementary solicitations, which may be made by standard mail, e-mail, telephone or personally by our directors, officers or employees. None of our directors, officers or employees will receive any additional or special compensation for soliciting your proxy. We will, on request, reimburse brokers, banks and other nominees for their reasonable expenses in sending our proxy materials and voting instruction forms to street name holders to obtain their voting instructions.

Who Can Vote

You are entitled to vote your FBR common stock if our records show that you held your shares at the close of business on the record date, April 7, 2014. At the close of business on that date, a total of 10,357,556 shares of FBR common stock were outstanding and entitled to vote. Each share of FBR common stock is entitled to one vote. Cumulative voting is not permitted.

How to Vote

You may authorize your proxy over the Internet or by telephone as described on the proxy card accompanying this proxy statement. Alternatively, you may authorize your proxy and instruct the proxies named in the proxy card how to vote by signing and returning the proxy card in the envelope provided. Once you authorize your proxy, you may revoke your proxy by executing and delivering to us a later dated proxy card, by subsequently authorizing your proxy over the Internet or by telephone, by sending a written revocation of your proxy to our Corporate Secretary at our principal executive office or by attending the annual meeting and voting in person.

If you hold your shares in street name (i.e., through a bank, broker or other nominee), you will receive from your nominee instructions that you must follow in order to provide voting instructions to your nominee, or you may contact your nominee directly to request these instructions. If you hold your shares in street name, you must follow the instructions you receive from your nominee in order to revoke your voting instructions.

Matters to be Presented

At the annual meeting, shareholders will consider and vote on:

1.	To elect five directors for a term of one year each;

2.	To consider a non-binding advisory vote on the compensation of our named executive officers, as disclosed in this proxy statement;

3.	To ratify the appointment of BDO USA, LLP (“BDO”) as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

4.	To transact such other business as may properly come before the annual meeting of shareholders or any adjournment or postponement thereof.

We are not now aware of any other matters to be presented at the annual meeting. If any other matters are properly presented at the annual meeting, the proxies will vote your shares, if authorized, in accordance with the recommendation of our Board of Directors or use their own judgment to determine how to vote your shares.

Attending the Annual Meeting in Person

If you would like to attend the annual meeting in person, you will need to bring an account statement or other evidence acceptable to us as proof of ownership of your shares as of the close of business on the record date. If you hold your shares in street name and wish to vote in person at the annual meeting, you will need to contact your nominee and obtain a proxy from your nominee and bring it to the annual meeting.

Quorum Requirement

A majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter. A quorum is required to conduct the annual meeting. If (1) you have authorized your proxy over the Internet or by telephone or by signing and returning the proxy card and you have not revoked your proxy or (2) you attend the annual meeting and vote in person, your shares will be counted for the purpose of determining whether there is a quorum. Abstentions and shares of record held by brokers, banks or nominees that are voted on any matter will be included in determining whether a quorum is present.

Vote Required for Each Matter to be Presented at the Annual Meeting

Proposal 1

If a quorum is present at the annual meeting, directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors. Votes withheld and shares held in street name that are not voted on this proposal (i.e., broker non-votes) will not have an impact on the outcome of the vote on the election of directors.

Proposal 2

The advisory vote on executive compensation is not binding on our company, the Board or the Compensation Committee. However, the Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding compensation of our named executive officers. If a quorum is present at the annual meeting, the advisory vote on executive compensation will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will not have an impact on the outcome of the vote on this proposal.

Proposal 3

If a quorum is present at the annual meeting, the ratification of the appointment of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2014, will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal. Abstentions will not have an impact on the outcome of the vote on this proposal.

Board Recommendation

The Board of Directors recommends that you vote “FOR” the election of each nominee for director, “FOR” the approval of the non-binding advisory vote on the compensation of our named executive officers, and “FOR” the ratification of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

Shareholders should specify their choice for each matter by voting via the Internet or by telephone as described on the enclosed proxy card. Alternatively, shareholders may instruct the proxies named on the enclosed proxy card how to vote by signing and returning the proxy card. All proxies that are signed and returned without specific instructions given will be voted “FOR” the election of all nominees for director, “FOR” the approval of the non-binding advisory vote on the compensation of our named executive officers and “FOR” the ratification of the appointment of BDO.

How Votes Are Counted

As noted above, a majority of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum for action on that matter. A quorum is required to conduct the annual meeting. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you withhold your vote in the election of directors or abstain from voting on some or all matters introduced at the meeting. Shares held in street name that are voted on routine proposals by brokers, banks or nominees will be counted in determining whether a quorum is present. Shares held in street name that are not voted on any matter will not be included in determining whether a quorum is present.

Voting by Record Holders

If you hold shares in your own name as a holder of record with our transfer agent, American Stock Transfer & Trust Company, you may either vote in favor of all nominees, withhold your vote as to all nominees or withhold your vote as to specific nominees for election to the Board of Directors, and you may vote for, against, or abstain from the approval of the non-binding advisory vote on the compensation of our named executive officers and the ratification of the appointment of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2014. If you just submit your proxy without voting instructions, the proxies will vote your shares as recommended by our Board of Directors. See “Board Recommendation” above.

Voting By Street Name Holders

If your shares are held in street name by a broker, bank or other nominee, follow the voting instructions you receive from your nominee. If you want to vote in person, you must obtain a legal proxy from your nominee and bring it to the meeting. If you do not submit voting instructions to your nominee, your nominee may still be permitted to vote your shares under the following circumstances:

•

Routine proposals.    Although our shares trade on the NASDAQ, the New York Stock Exchange (the “NYSE”) affects us because most of the shares held in street name are held with NYSE member-brokers. Generally, under the rules of the NYSE, brokers, banks or other nominees have discretionary power to vote indirectly held shares on routine proposals if they have not received the beneficial owner’s voting instructions. The ratification of the appointment of the independent registered public accounting firm is a routine proposal. Therefore, brokers, banks and other nominees that do not receive instructions from street name holders may vote on this proposal in their discretion.

•

Non-routine proposals.    Under the NYSE rule described above, a broker non-vote results when the beneficial owner fails to give voting instructions on a non-routine proposal to its bank, broker or other nominee. When a proposal is not a “routine” matter and the broker, bank or other nominee has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the bank, broker or other nominee cannot vote the shares on that proposal. It is important therefore that you provide instructions to your bank, broker or other nominee with respect to your vote on these non-routine matters. The election of directors and the approval of the non-binding advisory vote on the compensation of our named executive officers are non-routine proposals.

Revoking Your Proxy

If your shares are held in street name, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions. If you hold your shares in your own name as a holder of record with our transfer agent, American Stock Transfer & Trust Company, and wish to revoke your proxy instructions, you must advise the Corporate Secretary in writing before the proxies vote your common stock at the meeting, deliver a later dated proxy by Internet, telephone or mail or attend the meeting and vote your shares in person. Attendance at the meeting, by itself, is not sufficient to revoke your proxy instructions.

Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2013

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including our consolidated financial statements and the notes thereto, is enclosed with this proxy statement. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 is also available online on our website at www.fbr.com under “Investor Relations.” For additional printed copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, please contact our Investor Relations department in writing at the following address: Investor Relations, c/o FBR & Co., 1001 Nineteenth Street North, 11th Floor, Arlington, Virginia 22209. Shareholders may also contact our Investor Relations department by telephone at (703) 312-9678 or by e-mail at fbcmir@fbr.com.

Electronic Delivery of Proxy Materials

You may access this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 on our website at www.fbr.com under “Investor Relations.” If you would like to reduce our costs of printing and mailing proxy materials for next year’s annual meeting of shareholders, you can opt to receive all future proxy statements, proxy cards and Annual Reports on Form 10-K (“proxy materials”) electronically via e-mail or the Internet rather than in printed form. If you hold shares of our common stock in your own name as a holder of record, you may sign up for electronic delivery of future proxy materials by contacting American Stock Transfer & Trust Company and following its procedure. Electronic delivery will continue in future years until you revoke your election by sending a written request to the Corporate Secretary at the following address: Corporate Secretary, c/o FBR & Co., 1001 Nineteenth Street North, 11th Floor, Arlington, Virginia 22209. If your shares are held in street name and you wish to register for electronic delivery of future proxy materials, you should review the information provided in the proxy materials mailed to you by your broker, bank or other nominee. If you have agreed to electronic delivery of proxy materials, but wish to receive printed copies, please contact the Corporate Secretary at the address provided above or your broker, bank or other nominee in accordance with their procedures.

Householding

The rules of the Securities and Exchange Commission (“SEC”) permit companies and intermediaries (such as brokerage firms, banks, broker-dealers or other similar organizations) to satisfy the delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single copy of such proxy materials addressed to those shareholders. This practice, commonly referred to as “householding,” is designed to reduce our printing and postage costs. Shareholders who hold shares in street name may contact their intermediaries to request information about householding.

Once you have received notice from your intermediary, or us, that they or we will discontinue sending multiple copies to the same address, you will receive only one copy until you are notified otherwise or until you revoke your consent. If you received only one copy of our proxy materials and wish to receive a separate copy for each shareholder at your household, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your intermediary if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to our Corporate Secretary at the following address: Corporate Secretary, c/o FBR & Co., 1001 Nineteenth Street North, 11th Floor, Arlington, Virginia 22209 or calling 703-312-9500.

Shareholder Proposals and Nominations for the 2015 Annual Meeting

Shareholders may submit proposals for inclusion in our proxy statement for our 2015 annual meeting, nominate individuals for election at our 2015 annual meeting of shareholders and propose other business for consideration by our shareholders at our 2015 annual meeting of shareholders. The following describes certain procedures and deadlines applicable to these shareholder proposals:

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Shareholder Proposals for Inclusion in 2015 Proxy Statement.    Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), proposals that shareholders seek to have included in the proxy statement for our 2015 annual meeting of shareholders must be received by our Corporate Secretary no later than December 29, 2014.

•

Other Shareholder Proposals and Nominations.    Our Amended and Restated Bylaws, which are available on our website as discussed below, govern the submission of nominations for directors or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which matters are not otherwise included in our proxy statement for that meeting. Under our Amended and Restated Bylaws, nominations for director or other business proposals to be addressed at our next annual meeting may be made by a shareholder entitled to vote who has delivered a notice to our Corporate Secretary no later than the close of business on March 5, 2015, and no earlier than February 3, 2015. The notice must contain the information required by our Amended and Restated Bylaws.

The advance notice provisions of our Amended and Restated Bylaws are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC. A proxy granted by a shareholder in connection with the 2015 annual meeting will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice provisions of our Amended and Restated Bylaws, subject to applicable rules of the SEC. Copies of our Amended and Restated Bylaws are available on our website at www.fbr.com under “Corporate Governance” or may be obtained from the Corporate Secretary at the address referred to above under “Electronic Delivery of Proxy Materials” above.

PROPOSAL 1 —

ELECTION OF DIRECTORS

The Board of Directors stands for election at each annual meeting of shareholders. Each director holds office until his or her successor has been duly elected and qualified or the director’s earlier resignation, death or removal. If elected, these directors will serve for a one-year term expiring at the 2015 annual meeting of shareholders. The Nominating and Corporate Governance Committee has recommended for nomination, and the Board of Directors has nominated, each of the nominees listed below under the heading “— Nominees for Election as Directors.” All of the nominees are currently serving as members of our Board. Each nominee has agreed to be named in this proxy statement and to serve if elected.

Although we know of no reason why any of the nominees for director listed below would not be able to serve, if unforeseen circumstances (e.g., death or disability) make it necessary for the Board of Directors to propose a substitute nominee for any of the nominees named below, and you have authorized the proxies to vote your shares for the election of the nominees named below, the proxies will vote your shares for that substitute nominee. Proxies cannot be voted at the annual meeting for more than these five nominees, except as described above.

Unless you direct otherwise in the proxy card, the persons named as proxies in the proxy card will vote your proxy for the election of each of the nominees listed below.

Nominees for Election as Directors

REENA AGGARWAL, 56, is a member of our Board of Directors, a position she has held since March 2011. Since 2009, Dr. Aggarwal has been the Robert E. McDonough Professor of Business Administration and since 2000, Professor of Finance at Georgetown University’s McDonough School of Business. She has held various positions at Georgetown University’s McDonough School of Business including, Deputy Dean in 2006 to 2008, and Interim Dean in 2004 to 2005. She was a FINRA Academic Fellow in 2007 and 2008, a visiting Professor of Finance at Massachusetts Institute of Technology’s Sloan School of Management in 2005 and 2006, a Visiting Research Scholar at the International Monetary Fund during 2003 and 2004, an Academic Fellow at the SEC from 1997 through 1999, and Fulbright Scholar to Brazil in 1990 and 1991. She is the Director of the Center for Financial Markets and Policy at Georgetown University. From 2006 through March 2011, Ms. Aggarwal served as a Trustee of FBR Funds. She has served as a Trustee of IndexIQ since 2008. She has also served on the board of directors of Brightwood Capital Advisors since 2013 and on the board of the non-profit Georgetown Social Innovation and Public Service Fund since 2012. Dr. Aggarwal has a Master of Management Studies from B.I.T.S. in Pilani, India and a Ph.D. in Finance from the University of Maryland.

Based on Dr. Aggarwal’s expertise on matters relating to public offerings, institutional investors, stock markets, corporate governance and securities market regulations, the Board has determined that Dr. Aggarwal is qualified to serve as a director. In addition, the Board has determined that Dr. Aggarwal’s experience with accounting principles, financial reporting and evaluation of financial results qualifies her as an “audit committee financial expert” for purposes of membership on our Audit Committee.

RICHARD J. HENDRIX, age 48, is our President, a position he has held since our formation in June 2006, and Chief Executive Officer, a position he has held since January 1, 2009. He has served as a director of our company since June 2006 and the Chairman of our Board of Directors since the first meeting of the Board following our 2012 annual meeting of shareholders. From February 2007 through February 2008, Mr. Hendrix served as a Member of the Office of the Chief Executive of Arlington Asset Investment Corp. (“Arlington Asset”), our previous parent company. From April 2004 to February 2007, Mr. Hendrix served as President and Chief Operating Officer of Arlington Asset. Between April 2003 and April 2004, Mr. Hendrix served as Chief

Investment Officer of Arlington Asset. Prior to March 2003, Mr. Hendrix served as the President and Chief Operating Officer of FBR Asset Investment Corporation in addition to heading the Real Estate and Diversified Industrials Investment Banking Groups at FBR. Prior to joining FBR in 1999, Mr. Hendrix was a Managing Director of PNC Capital Markets’ (“PNC”) investment banking group. Mr. Hendrix previously also headed PNC’s asset-backed securities business. Mr. Hendrix joined PNC in 1987 and was appointed by PNC to work with FBR in 1997 in connection with a strategic alliance between the two companies. Mr. Hendrix is a member of the Board of Trustees of Flint Hill School. Mr. Hendrix has a Bachelor of Science in finance from Miami University.

Based on Mr. Hendrix’s experience in the financial services industry, prior experience in a number of positions within our company, including as our President and Chief Executive Officer, the Board has determined that Mr. Hendrix is qualified to serve as a director.

THOMAS J. HYNES, JR., age 74, is a member of our Board of Directors, a position he has held since January 2007. Mr. Hynes is Co-Chairman and Chief Executive Officer of Colliers International-Boston, a commercial real estate services firm. Mr. Hynes has been employed by Colliers International-Boston and its predecessor companies since 1965, during which time he has held various offices including being appointed President in 1988 and Chairman in 2007. Mr. Hynes also serves as Chairman of the Board of Trustees of Emmanuel College, a board member and member of the Executive Committee of A Better City, a non-profit membership organization supporting infrastructure investments in the Boston area, director of the Massachusetts Business Roundtable, a non- profit, non-partisan, statewide public affairs organization that represents Massachusetts’ leading industry and business enterprises, where he served as Chairman from 2004 to 2006, member of the Board of Trustees of Nativity Preparatory School, an accredited, tuition-free, Jesuit middle school serving boys of all faiths from low-income families residing in Boston and as a director of the John F. Kennedy Library Foundation. From October 1996 to January 2006, Mr. Hynes served as a director of Prentiss Properties Trust, a publicly-traded real estate investment trust (“REIT”) that was acquired by Brandywine Realty Trust in January 2006.

Based on Mr. Hynes’ experience in senior capacity roles in the real estate services industry and as a director of another public company, and his leadership position as Co-Chairman and Chief Executive Officer of Colliers International-Boston and senior executive officer with other organizations, the Board has determined that Mr. Hynes is qualified to serve as a director.

RICHARD A. KRAEMER, age 70, is a member of our Board of Directors, a position he has held since January 2007. Mr. Kraemer served as Chairman of the Board of Directors of Saxon Capital Inc., a publicly-traded mortgage REIT, from 2001 through December 2006. Mr. Kraemer also served as a trustee and member of the Audit Committee of American Financial Realty Trust, a publicly-traded REIT, from 2002 through March 2008, and he served as a director of Urban Financial Group, Inc., a bank holding company from 2001 to 2013. Since May 2013, Mr. Kraemer also serves as a director of Stonegate Mortgage Corporation, a publicly-traded mortgage company. Stonegate Mortgage Corporation has been, is and may continue to be an investment banking client of our company. From 1996 to 1999, Mr. Kraemer was Vice Chairman of Republic New York Corporation, a publicly-traded holding company for Republic National Bank. From 1993 to 1996, Mr. Kraemer was Chairman and Chief Executive Officer of Brooklyn Bancorp, a publicly-traded holding company for Crossland Federal Savings Bank.

Based on Mr. Kraemer’s experience in the accounting, banking, and financial services industries, and his leadership position as a senior executive in multiple public companies, the Board has determined that Mr. Kraemer is qualified to serve as a director. In addition, the Board has determined that Mr. Kraemer’s experience with accounting principles, financial reporting and evaluation of financial results qualifies him as an “audit committee financial expert” for purposes of membership on our Audit Committee.

ARTHUR J. REIMERS, age 59, is a member of our Board of Directors, a position he has held since January 2007. Since July 2008, Mr. Reimers has been the Board’s Lead Director. From 2001 to present, Mr. Reimers has acted as an independent investor and business consultant. Mr. Reimers joined Goldman, Sachs & Co. as an investment banker in 1981 and in 1990 became a partner of the firm. Upon Goldman, Sachs & Co.’s initial public offering in 1998, he became a Managing Director and served in that capacity until his retirement in 2001. From 1991 through 1996 Mr. Reimers served as co-head of Goldman, Sachs & Co.’s Investment Banking Advisory Business in Europe. From 1996 through 1999, Mr. Reimers served as a co-head of Goldman, Sachs & Co.’s Healthcare Group, Investment Banking Division. Mr. Reimers served as Chairman of the Board of Directors of Rotech Healthcare, Inc., a publicly-traded healthcare company, a position he held from March 2002 until September 2013. In September 2011, Mr. Reimers joined the Board of Directors of Cumulus Media, Inc., a publicly-traded media company. He is retiring from Cumulus at the end of his current term which expires June 2014. In addition to these public companies, Mr. Reimers is an investor and Board Member of a number of private companies. Mr. Reimers serves on the board of The Connecticut Coalition for Achievement Now, an education reform advocacy organization. Mr. Reimers is currently an assistant adjunct professor at Miami University and sits on the investment committee of the Miami University Foundation. Mr. Reimers has a Bachelor of Science from Miami University and a Masters of Business Administration with High Distinction from the Harvard Business School. Currently Mr. Reimers is a Fellow at Harvard University as part of Harvard’s Advanced Leader Initiative.

Based on Mr. Reimers experience in the financial services industry, as a director of multiple publicly traded companies, his leadership position as Chairman of the Board of Directors of Rotech Healthcare, Inc., and as a Partner and Managing Director of Goldman Sachs & Co., the Board has determined that Mr. Reimers is qualified to serve as a director. In addition, the Board has determined that Mr. Reimers’ experience with accounting principles, financial reporting and evaluation of financial results qualifies him as an “audit committee financial expert” for purposes of membership on our Audit Committee.

Vote Required

If a quorum is present at the annual meeting, directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors. Votes withheld and broker non-votes will not have an impact on the outcome of the vote on this proposal.

Recommendation Regarding Proposal 1:

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” EACH NOMINEE FOR ELECTION

TO OUR BOARD OF DIRECTORS.

PROPOSAL 2 —

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are requesting that our shareholders approve, by advisory vote, the compensation of our named executive officers, as such compensation is reflected in our “Compensation Discussion and Analysis” beginning on page 30 and our executive compensation tables beginning on page 42. This proposal, commonly referred to as the “Say-on-Pay” vote, is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). While the Say-on-Pay vote is advisory, and therefore not binding on the Board, the Compensation Committee will consider the results of any significant vote against the compensation of the named executive officers and determine whether any actions are necessary or advisable to address the concerns expressed by shareholders. At our 2011 annual meeting, approximately 94% of our shareholders voted in favor of holding an annual, non-binding Say-on-Pay vote. In accordance with the recommendation of our company’s shareholders at the 2011 annual meeting, the Board of Directors has determined to seek a shareholder advisory vote on executive compensation annually.

As described in “Compensation Discussion and Analysis — Principles and Objectives of Our Compensation Program,” our executive compensation policies, plans and programs are based on the philosophy that executive and shareholder financial interests should be closely aligned. Accordingly, our executive compensation program is designed to assist us in attracting and retaining key executive officers and to further motivate these officers to promote our growth and continue both our short-term and long-term profitability. Please refer to the disclosures under “Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosures in this proxy statement for a more detailed description of our executive compensation philosophy and objectives.

In accordance with Rule 14a-21(a) of the Exchange Act, we are asking our shareholders to approve the following advisory resolution:

RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and other narrative compensation disclosure in this proxy statement, is hereby APPROVED.

Rationale for the Resolution

The Board of Directors believes that the policies and practices described in our “Compensation Discussion and Analysis” beginning on page 30 of this proxy statement are effective in achieving our goal of linking compensation decisions to both corporate and individual performance, with a focus on rewarding financial results, as well as rewarding the individual performance and accomplishments of our executive officers in light of their respective duties and responsibilities, the impact of their actions on our strategic initiatives, and their overall contribution to the culture, strategic direction, stability and performance of our company. Our company is committed to responsible compensation practices and seeks to balance the need to compensate its executives fairly and competitively based on their performance while assuring that their compensation reflects principles of risk management and performance metrics that reward long-term contributions to sustained profitability. We believe that the performance factors described in our “Compensation Discussion and Analysis” have resulted in compensation for our named executive officers that reflects our compensation philosophy and framework. We have designed our compensation programs to foster an entrepreneurial results-focused culture that we believe is critical to the success of our company and to the long-term growth of shareholder value.

We urge shareholders to read the Compensation Discussion and Analysis, as well as the Supplemental Compensation Table, the Summary Compensation Table and related compensation tables and narrative, appearing on pages 30 through 48 of this proxy statement, which provide detailed information on our company’s compensation policies and practices and the compensation of our named executive officers.

Vote Required

This advisory vote, which is non-binding on our Board of Directors and the Compensation Committee, is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. Although non-binding, our Board of Directors and the Compensation Committee value the opinions of our shareholders and will consider the voting results, along with other relevant factors, when evaluating our executive compensation program and when making future decisions regarding compensation of our named executive officers, as appropriate. Abstentions and shares held in street name that are not voted on this proposal (i.e. broker non-votes) will not have an impact on the outcome of the vote on this proposal.

Recommendation Regarding Proposal 2:

OUR BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” APPROVAL OF THE ADVISORY RESOLUTION APPROVING THE

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY

STATEMENT.

PROPOSAL 3 —

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors conducted a competitive process to select a firm to serve as our company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. As a result of that process, on April 16, 2014, the Audit Committee appointed BDO USA, LLP (“BDO”) as our company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, and replaced PricewaterhouseCoopers LLP (“PwC”). The decision to replace PwC and appoint BDO was approved by the Audit Committee following completion of a process in which several independent audit firms, including BDO, submitted bids and made presentations to us. For further information regarding the change in auditors, see the “Change in Auditors” section (page 12) of this proxy statement.

Although shareholder approval is not legally required, the Audit Committee has voted to recommend that the shareholders ratify the appointment of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2014. In the event that our shareholders do not ratify the appointment, the Audit Committee will consider other accounting firms but we anticipate that no change in our independent registered public accounting firm would be made for 2014 due to the difficulty of making any change so long after the beginning of the current year. However, any such vote would be considered in connection with the appointment of our independent registered public accounting firm for 2015. A representative of each of BDO and PwC plans to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

Vote Required

If a quorum is present at the annual meeting, the proposal to ratify the appointment of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2014 will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal. Abstentions will not have an impact on the outcome of the vote on this proposal.

Recommendation Regarding Proposal 3:

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF BDO AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

Audit and Other Fees Paid to PwC in 2013 and 2012

Aggregate fees for professional services rendered to us and our subsidiaries by PwC for the years ended December 31, 2013 and 2012 were as follows (in thousands):

	Year Ended December 31,
Fee Type	2013	2012
Audit Fees	$921	$878
Audit-Related Fees	25	25
Tax Fees	—	—
All Other Fees	2	4

Total	$948	$907

Audit Fees

Audit Fees represent the aggregate fees billed for each of the last two fiscal years for professional services rendered by PwC for the audit of our consolidated financial statements, the audit of the financial statements of our subsidiaries, the audit of the effectiveness of our internal control over financial reporting, the review of the financial statements included in our Quarterly Reports on Form 10-Q, and other services that are provided by PwC in connection with the statutory and regulatory filings that we and our subsidiaries are required to make, issuances of consents, and assistance with and review of documents filed with the SEC.

Audit-Related Fees

Audit-Related Fees represent the aggregate fees billed for each of the last two fiscal years for professional services rendered by PwC for the audit of our employee’s 401(k) benefit plan.

All Other Fees

All Other Fees represent the aggregate fees billed in each of the last two fiscal years for products and services provided by PwC, other than the services reported in “Audit Fees,” “Audit-Related Fees” and “Tax Fees” in the table above. In 2013 and in 2012, the amount relates to fees paid to PwC in connection with a license for accounting research software.

Audit Committee Pre-Approval Policies and Procedures

It is the Audit Committee’s policy to review and, if appropriate, pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The Audit Committee pre-approved all of the services provided by PwC to our company and our subsidiaries during the fiscal year ended December 31, 2013.

Change in Auditors

On April 16, 2014, the Audit Committee of our Board of Directors approved the dismissal of PwC as our independent registered public accounting firm, and the engagement of BDO as our independent registered public accounting firm effective upon completion of PwC’s review of our company’s financial statements for the quarter ended March 31, 2014.

The audit reports of PwC on our consolidated financial statements as of and for the years ended December 31, 2013 and 2012 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. The audit reports of PwC on the effectiveness of internal control over financial reporting as of December 31, 2013 and 2012 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, scope, or accounting principles. During the fiscal years ended December 31, 2013 and 2012, and through April 16, 2014, there were no (a) disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in connection with its reports; or (b) reportable events (as described in Item 304(a)(1)(v) of Regulation S-K).

During the fiscal years ended December 31, 2013 and 2012, and through April 16, 2014, we did not consult with BDO with respect to (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might have been rendered on our company’s consolidated financial statements; or (b) any matters that were either the subject of a disagreement (as that term is used in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

OUR BOARD OF DIRECTORS, ITS COMMITTEES AND CORPORATE GOVERNANCE

Independence of our Board of Directors

Our Corporate Governance Guidelines specify that an “independent” director is a director who meets the independence requirements of the NASDAQ listing standards, as then in effect, and of such additional guidelines as our Board may have adopted or adopt. These standards provide a baseline for determining the independence of members of the Board. The independence standards used by our Board are detailed in our Corporate Governance Guidelines, which are available on our website at www.fbr.com under “Corporate Governance.”

In making affirmative independence determinations, the Board broadly considers all relevant facts and circumstances, including, among other factors, the extent to which we make charitable contributions to tax exempt organizations with which the director, or director’s immediate family member, is affiliated. Using these criteria, the Board has affirmatively determined that the following directors have had no material relationship with our company and are independent under the NASDAQ listing standards and our Corporate Governance Guidelines: Reena Aggarwal, Thomas J. Hynes, Jr., Richard A. Kraemer and Arthur J. Reimers. There were no other transactions, relationships or arrangements not otherwise disclosed herein that were considered by the Board when determining whether each director and nominee for director is independent.

Board Leadership Structure, Lead Director and Role in Risk Oversight

Board Leadership Structure. The Board has the authority to select the leadership structure it considers appropriate for us. In making leadership structure determinations, the Board considers many factors, including the specific needs of our business and what is in the best interests of our shareholders. Our current leadership structure consists of a combined Chairman of the Board and Chief Executive Officer position, an independent Lead Director, an active and involved Board of Directors, a majority of whom are independent, and Board committees chaired by independent directors. The Board does not have a fixed policy regarding whether the same person should serve as both the Chief Executive Officer and Chairman of the Board, and the Board believes that flexibility on this point best serves our company by allowing us to employ a leadership structure that is most appropriate under the circumstances at any given time. On June 5, 2012, the Board of Directors elected Mr. Hendrix, our Chief Executive Officer and President, as the Chairman of the Board at its first meeting following our 2012 annual meeting of shareholders. This created a unified leadership structure with Mr. Hendrix executing the strategic direction set by our entire Board. We believe the strength of our independent Lead Director position as set forth in our Corporate Governance Guidelines, as well as the oversight exercised by the independent members of our Board of Directors through the work of the committees of the Board of Directors discussed below, makes this the best board leadership structure for our company at this time.

Lead Director. Our Corporate Governance Guidelines provide that the Board shall have an independent director to serve as lead director. The Board of Directors has appointed Arthur J. Reimers as our Lead Director. Our Lead Director is responsible for presiding over non-committee meetings of the non-management directors and executive sessions of the independent directors. Our Lead Director also may facilitate communication by the non-management directors with the Chairman of the Board and management, although all directors have access to management and employees of our company.

Board Role in Risk Oversight. The Audit Committee, which assists the Board in fulfilling its financial oversight responsibilities, has oversight of our company’s risk management framework. The Audit Committee regularly meets with the Director of Risk Management to review our company’s risk profile, its policies regarding market and credit risk limits and operations, and its risk tolerance levels and capital targets and limits, and regularly meets with the General Counsel to discuss legal and regulatory risk issues. The Chairman of the Audit Committee reports to the Board on a quarterly basis regarding our company’s risk management profile.

Furthermore, the other committees of the Board are responsible for oversight of the risks within their areas of responsibility, and regularly report to the full Board. The Compensation Committee considers the risks associated with overall compensation and how effective our compensation policies are in linking pay to performance and aligning the interests of our executives and shareholders, and the Nominating and Corporate Governance Committee reviews the conflict of interest policies as set forth in our Statement of Business Principles as they concern directors and reviews with management procedures for implementing and monitoring compliance with the conflict of interest policies. Our Board of Directors believes that its majority independent composition and the role that our independent directors perform provide effective corporate governance at the board of directors level. The current leadership model, when combined with the oversight responsibilities of our independent directors and our overall corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent oversight of our business and affairs.

Board Meetings and Executive Sessions of Our Independent Directors

The Board of Directors held a total of thirteen meetings during 2013. Each of the directors attended at least 75% of the aggregate of the total number of meetings of the Board held during such period in which he or she was a director and of the committees on which he or she served during such period.

In accordance with our Corporate Governance Guidelines and the NASDAQ Marketplace Rules, our independent directors (excluding any non-management director who does not qualify as an independent director under our Corporate Governance Guidelines and the NASDAQ Marketplace Rules as then in effect) are required to meet at least annually in executive session. The independent directors led by Mr. Reimers, our Lead Director, met in executive session five times in 2013.

Board Committees

The Board has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. From time to time the Board of Directors may, as permitted by our company’s Amended and Restated Bylaws, establish other standing or special committees to discharge specific duties delegated to such committees by the Board.

Standing committee membership and the number of meetings of each committee during 2013 are described below.

2013 Board Committee Assignments

Name	Audit	Compensation		Nominating and Corporate Governance
Reena Aggarwal	X	X	(1)
Richard J. Hendrix
Thomas J. Hynes, Jr.		X		X
Adam J. Klein
Richard A. Kraemer	Chair			X
Ralph S. Michael, III (retired June 5, 2013)		X
Thomas S. Murphy, Jr.				Chair
Arthur J. Reimers (Lead Director)	X	Chair		X
Number of Meetings in 2013	8	7		2

(1)	As of June, 5 2013

Audit Committee

The members of the Audit Committee are Mr. Kraemer, serving as Chairman of the committee, Mr. Reimers and Dr. Aggarwal.

The Audit Committee assists and represents the Board of Directors in discharging the Board’s oversight responsibilities relating to: (1) accounting and financial reporting practices, and internal control systems, of our company and its subsidiaries; (2) the reliability and integrity of our company’s financial statements, accounting policies, and financial reporting and disclosure practices; (3) our company’s compliance with legal and regulatory requirements, including our company’s policies and procedures regarding such requirements; (4) the independent auditor’s qualifications, independence and performance; and (5) the staffing, qualifications and performance of our company’s internal audit function. The Board has determined that each member of the Audit Committee is and was independent according to the independence standards set forth in the NASDAQ listing standards and our Corporate Governance Guidelines. The Board has determined that Messrs. Kraemer and Reimers and Dr. Aggarwal are qualified as “audit committee financial experts,” within the meaning of the SEC regulations, and possess related financial management expertise, within the meaning of the listing standards of the NASDAQ. The Audit Committee met eight times in 2013. The Board of Directors has adopted a written charter for the Audit Committee, a current copy of which is available to shareholders on our website at www.fbr.com under “Corporate Governance.” For additional information on our Audit Committee, please refer to the “Audit Committee Report” beginning on page 54 of this proxy statement.

Compensation Committee

The members of the Compensation Committee are Mr. Reimers, serving as Chairman of the committee, Mr. Hynes and Ms. Aggarwal (as of June 5, 2013). Mr. Michael was a member of the Compensation Committee until his retirement on June 5, 2013. The Board has determined that each member of the Compensation Committee is independent according to the independence standards set forth in the NASDAQ listing standards and our Corporate Governance Guidelines. The Compensation Committee reviews and approves our compensation plans, policies and programs and makes recommendations concerning those plans, policies and programs and concerning executive officer compensation. The Compensation Committee also considers and evaluates “Say-on-Pay” resolutions and recommends to the Board of Directors the frequency with which “Say-on-Pay” resolutions should be voted on by the shareholders. The Compensation Committee met seven times in 2013. The Board of Directors has adopted a written charter for the Compensation Committee, a current copy of which is available to shareholders on our website at www.fbr.com under “Corporate Governance.” For additional information on the Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation, please refer to “Compensation Discussion and Analysis” and “Compensation Committee Report” beginning on page 30 and page 53, respectively, of this proxy statement.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Mr. Murphy, serving as Chairman of the committee, Mr. Hynes, Mr. Kraemer and Mr. Reimers. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent according to the independence standards set forth in the NASDAQ listing standards and our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee assists the Board of Directors in identifying individuals qualified to become Board members and recommending to the Board the director nominees for election at the annual meeting of shareholders, plays a leadership role in shaping the governance of our company and recommends to the Board corporate governance guidelines for our company, and oversees the evaluation of the Board. The Nominating and Corporate Governance Committee met twice in 2013. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a current copy of which is available to shareholders on our website at www.fbr.com under “Corporate Governance.”

Risk Management

We review our compensation practices to determine whether the risks arising from our compensation policies and practices would be reasonably likely to have a material adverse effect on our company. As part of this process, our management risk committee looks at how we allocate capital to each business unit and the internal monitoring and control systems in place for each business unit, and whether, in light of the foregoing, our incentive compensation arrangements with regard to each business unit has any features that might encourage inappropriate or excessive risk-taking that could threaten the value of our company. Our management risk committee has reviewed plan documentation, eligibility criteria, payout formulas and payment history, and how evaluation of business risk affects incentive plan performance measures and compensation decisions. Our management risk committee has discussed the results of this analysis with our Human Resources Group and our Executive Committee, and summarized the results for our Board of Directors.

Based upon these reviews, we have not identified any risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on our company.

We are a financial institution that engages in significant trading and capital market activities that are subject to market and other risks. The company employs risk management practices, including trading limits, marking-to-market positions, stress testing and employment of models. The Compensation Committee understands and appreciates that equity incentive compensation can promote high-risk behavior if the incentives it creates for short-term performance are not properly aligned with the interests of our company over the long-term. The Compensation Committee believes that the structure of our company’s long-term equity incentive compensation appropriately mitigates the risk by directly aligning the recipients’ interests with those of our company. We use judgment and discretion rather than rely solely on formulaic results and do not use highly leveraged incentives that drive risky short-term behavior. Instead, we reward consistent and longer-term performance. Our long-term equity incentive compensation rewards long-term stock performance.

It is the intention that, going forward, the Compensation Committee will continue to evaluate any new incentive arrangements for our named executive officers and will be involved in the design and assessment of our incentive arrangements to the extent appropriate or required under applicable law.

Availability of Corporate Governance Materials

Shareholders may view our corporate governance materials, including our Articles of Amendment to the Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, Corporate Governance Guidelines, Statement of Business Principles and the charters of each of the committees of our Board of Directors, on our website at www.fbr.com under “Corporate Governance.”

Our corporate governance materials may be obtained free of charge by submitting a written request to the Corporate Secretary, c/o FBR & Co., 1001 Nineteenth Street North, Suite 1100, Arlington, Virginia 22209.

Code of Ethics

We have not adopted a code of ethics that applies only to our principal executive officer, principal financial officer and principal accounting officer, because our Board of Directors has adopted a Statement of Business Principles that is broadly written and covers these officers and their activities. Our Statement of Business Principles is available on our website at www.fbr.com under “Corporate Governance.”

Director Nominations

As noted above and as described in its charter, our Nominating and Corporate Governance Committee’s responsibilities include identifying and recommending director candidates for nomination to serve on our Board of Directors. Our Corporate Governance Guidelines also contain information concerning the responsibilities of the Nominating and Corporate Governance Committee with respect to identifying and evaluating director candidates.

Director Candidate Recommendations and Nominations by Shareholders

A shareholder may nominate a person for election to the Board of Directors in compliance with applicable Virginia law and our Amended and Restated Bylaws. No persons were nominated by shareholders for election to the Board of Directors at the upcoming annual meeting in accordance with this policy. Our Amended and Restated Bylaws require that any such nominations for our 2015 annual meeting of shareholders must be received by us no earlier than February 3, 2015 and no later than March 5, 2015. Any such notice must satisfy the other requirements with respect to such proposals and nominations contained in our Amended and Restated Bylaws. If a shareholder fails to meet the requirements or deadlines described in our policy, such nominations will be considered out of order and will not be acted upon at our 2015 annual meeting of shareholders.

Process for Identifying and Evaluating Director Candidates

The Nominating and Corporate Governance Committee evaluates all director candidates in accordance with the director qualification standards described in our Corporate Governance Guidelines, a copy of which is available on our website at www.fbr.com under “Corporate Governance.” The committee may identify potential directors in a number of ways. It may consider recommendations made by current or former directors or members of executive management. Although it has not done so, when appropriate, the Nominating and Corporate Governance Committee may retain search firms to identify candidates. It may also identify potential directors through contacts in the business, civic, academic, legal and non-profit communities. If a shareholder recommends a candidate for director in good faith, our Nominating and Corporate Governance Committee will consider it. The committee evaluates any candidate’s qualifications to serve as a member of the Board based on the skills and characteristics of individual Board members, as well as the composition of the Board as a whole. The committee, in consultation with the Chief Executive Officer, periodically reviews the criteria for composition of the Board and evaluates potential new candidates for Board membership. The Nominating and Corporate Governance Committee then makes recommendations to the Board. The committee also takes into account criteria applicable to Board committees.

The Nominating and Corporate Governance Committee reviews annually the composition of the Board as a whole and reviews available information about the characteristics of Board members, including their independence, professional experience, education, judgment, integrity, skill, differences of viewpoint and other qualities or attributes that contribute to board heterogeneity, as well as their gender, race and ethnicity and ability to commit sufficient time and attention to the activities of the Board, in the context of the Board’s needs. While we do not have a policy regarding diversity, the Nominating and Corporate Governance Committee does consider diversity when evaluating a candidate’s qualifications for the Board. The committee evaluates any properly submitted shareholder nominations no differently than other nominations.

Communications with the Board of Directors

Shareholders wishing to communicate with the Board of Directors should send any communication in writing to the Corporate Secretary, c/o FBR & Co., 1001 Nineteenth Street North, Suite 1100, Arlington, Virginia 22209. Any such communication must state the number of shares of our company’s common stock beneficially owned by the shareholder making the communication. The Corporate Secretary will forward such communication to the full Board of Directors, a committee of the Board of Directors, the Lead Director or to any other individual director or directors, as appropriate. If a communication is unduly hostile, threatening, illegal or similarly inappropriate, the Corporate Secretary is authorized by the Board to discard the communication or take appropriate legal action regarding the communication.

Director Attendance at the Annual Meeting

The Board of Directors has not adopted a formal policy regarding director attendance at annual meetings but encourages director attendance at annual meetings. Five directors standing for election attended the 2013 annual meeting of shareholders.

Contributions to Charitable Entities

In 2013, we did not make charitable contributions to any charitable organization in which any of our directors served as an executive officer.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, Dr. Aggarwal (as of June 5, 2013) and Messrs. Hynes, Michael (until June 5, 2013) and Reimers served on the Compensation Committee. None of these directors served, during the last fiscal year or in any prior year, as one of our officers or employees. None of our executive officers served on the compensation committee or board of directors of any company that employed any member of the Board of Directors (including the Compensation Committee).

Compensation of Non-Employee Directors

As compensation for serving on our Board of Directors, effective June 5, 2013, each director who is not an employee of our company or an employee of any of our affiliates receives a retainer of $135,000 per year, provided that (i) the Lead Director receives a retainer of $185,000 per year and (ii) the Chairman of the Audit Committee receives a retainer of $160,000 per year. From June 5, 2012 through June 4, 2013, each director who was not an employee of our company or an employee of any of our affiliates received a retainer of $120,000 per year, provided that (i) the Lead Director received a retainer of $170,000 per year and (ii) the Chairman of the Audit Committee received a retainer of $145,000 per year. In each case, the retainer is paid, at the director’s election, in cash and/or equity-based compensation granted under our 2006 Long-Term Incentive Plan (“2006 LTIP”), provided that no less than 50% of the retainer is paid in equity. Non-employee directors may, at their choice, receive options, restricted shares of common stock (“RS”) and/or restricted stock units (“RSUs”) as their equity-based compensation. Each RSU generally represents the right to receive the economic equivalent of one share of our common stock.

Executive officers that served as members of our Board of Directors at any time during 2013 (Mr. Hendrix) and affiliates of Crestview Advisors, L.L.C. (“Crestview”) designated to serve on our Board of Directors pursuant to the terms of the Voting Agreement (defined below) (Messrs. Klein and Murphy) did not receive any compensation in 2013 for their services as members of our Board of Directors. These directors were eligible to participate in our 2006 LTIP. Messrs. Klein and Murphy were not granted any equity-based compensation under our 2006 LTIP in 2013.

The annual compensation period is the year between annual meetings of our shareholders. Options, RS or RSUs are granted annually at the time of the annual meeting. We pay the cash portion of the annual retainer in equal quarterly payments in arrears instead of in a single annual amount in advance.

In 2013, each non-employee director (other than Messrs. Klein and Murphy) earned (i) the cash portion of his or her 2012-2013 annual retainer, if any, and (ii) the cash portion of his or her 2013-2014 annual retainer, if any. On June 5, 2013, each then non-employee director (other than Messrs. Klein and Murphy) elected to receive his or her 2013-2014 annual retainer, as follows: Dr. Aggarwal received one-half of her 2013-2014 annual retainer in RSs and one-half in cash, Mr. Hynes received all of his 2013-2014 annual retainer in RSUs, Mr. Kraemer received one-half of his 2013-2014 annual retainer in RSUs and one-half in cash and Mr. Reimers received all of his 2013-2014 annual retainer in RS. Accordingly, for his or her 2013-2014 annual retainer, Dr. Aggarwal was granted 2,786 RS and was scheduled to be paid $67,500 in cash, Mr. Hynes was granted 5,572 RSUs, Mr. Kraemer was granted 3,302 RSUs and was scheduled to be paid $80,000 in cash and Mr. Reimers was granted 7,635 RS. The RSUs granted to Messrs. Hynes and Kraemer each represent the right to receive one share of common stock that will vest in full on June 5, 2014 (“vested RSUs”). Vested RSUs convert to shares of our company’s common stock one year from the date the director ceases to be a director. The RS granted to Dr. Aggarwal and Mr. Reimers each represent one share of common stock that will vest on June 5, 2014. The number of shares subject to the RSUs granted to Messrs. Kraemer and Hynes and the RS granted to

Dr. Aggarwal and Mr. Reimers was determined using the closing price of our company’s stock on the close of trading on June 4, 2013, the trading day immediately preceding the date of grant. Mr. Michael ceased being a director on June 5, 2013 as he retired from the Board at the end of the 2012-2013 term.

For information on the valuation of RS and RSUs, please refer to Note 9 in the notes to our consolidated financial statements included in our 2013 Annual Report on Form 10-K.

While we do not pay our non-employee directors per meeting-attendance fees, we reimburse our non-employee directors for their reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors and its committees and corporate events that directors may be asked to attend.

Non-Employee Director Compensation Table for 2013

The following table contains compensation information for our non-employee directors for the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)(1)	Restricted Stock and Restricted Stock Unit Awards ($)(2)(3)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Reena Aggarwal(6)	61,875	67,500	—	—	129,375
Thomas J. Hynes, Jr.(4) (6)	45,000	135,000	—	—	180,000
Adam J. Klein(5)	—	—	—	—	—
Richard A. Kraemer(6)	74,375	80,000	—	—	154,375
Ralph S. Michael, III(7)	45,000	—	—	—	45,000
Thomas S. Murphy, Jr.(5)	—	—	—	—	—
Arthur J. Reimers(6)	63,750	185,000	—	—	248,750	(8)

(1)	Includes the cash portion, if any, of each director’s (i) 2012-2013 annual retainer for the time between January 1, 2013 and the 2013 annual meeting of our shareholders and (ii) 2013-2014 annual retainer for the time between the 2013 annual meeting of our shareholders and December 31, 2013.
(2)	Includes the aggregate grant date fair value of the portion of the 2013-2014 annual retainer that each non-employee director elected to receive in RS or RSUs.
(3)	Amounts relating to stock-based awards represent the aggregate grant date fair value of the stock-based award computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The discussion of the assumptions used for purposes of the valuation of the stock options, RS and RSUs granted for fiscal year 2013 appears in Note 9 in the notes to our consolidated financial statements included in our 2013 Annual Report on Form 10-K.
(4)	Mr. Hynes elected to receive 100% equity compensation for his 2013-2014 annual retainer, all of which was paid in June 2013. Cash compensation received in 2013 was for his 2012-2013 annual retainer.
(5)	As part of the terms of the Voting Agreement with affiliates of Crestview, Mr. Klein and Mr. Murphy did not receive any compensation in 2013 for their services as members of our Board of Directors.
(6)	The number of RS that have been awarded and are outstanding under the 2006 LTIP to our non-employee directors includes: Dr. Aggarwal – 2,786 RS and Mr. Reimers – 7,635 RS. The number of RSUs that have been awarded and are outstanding under the 2006 LTIP to our non-employee directors includes: Dr. Aggarwal –2,500 RSUs, Mr. Hynes—17,537 RSUs and Mr. Kraemer—18,031 RSUs. The number of options that have been awarded and are outstanding under the 2006 LTIP to our non-employee directors includes: Dr. Aggarwal – 10,504 options, Mr. Hynes – 16,700 options, Mr. Kraemer – 32,778 options and Mr. Reimers – 85,009 options.
(7)	Mr. Michael retired from the Board in June 2013. Compensation received in 2013 was for his 2012-2013 annual retainer.
(8)	Mr. Reimers elected to receive 100% equity compensation for his 2013-2014 annual retainer, all of which was paid in June 2013. Cash compensation received in 2013 was for his 2012-2013 annual retainer.

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below are the name, age, present title, principal occupation and certain biographical information as of April 7, 2014 for our executive officers. All of our executive officers have been appointed by and serve at the pleasure of our Board of Directors.

RICHARD J. HENDRIX, age 48, is our President, a position he has held since our formation in June 2006, and Chief Executive Officer, a position he has held since January 1, 2009. He has served as a director of our company since June 2006 and the Chairman of our Board of Directors since the first meeting of the Board following our 2012 annual meeting of shareholders. From February 2007 through February 2008, Mr. Hendrix served as a Member of the Office of the Chief Executive of Arlington Asset, our previous parent company. From April 2004 to February 2007, Mr. Hendrix served as President and Chief Operating Officer of Arlington Asset. Between April 2003 and April 2004, Mr. Hendrix served as Chief Investment Officer of Arlington Asset. Prior to March 2003, Mr. Hendrix served as the President and Chief Operating Officer of FBR Asset Investment Corporation in addition to heading the Real Estate and Diversified Industrials Investment Banking Groups at FBR. Prior to joining FBR in 1999, Mr. Hendrix was a Managing Director of PNC Capital Markets’ investment banking group. Mr. Hendrix previously also headed PNC Capital Markets asset-backed securities business. Mr. Hendrix joined PNC in 1987 and was appointed by PNC to work with FBR in 1997 in connection with a strategic alliance between the two companies. Mr. Hendrix is a member of the Board of Trustees of Flint Hill School. Mr. Hendrix has a Bachelor of Science in finance from Miami University.

BRADLEY J. WRIGHT, age 54, is our Executive Vice President and Chief Financial Officer, a position he has held since March 2008, shortly after joining our company in February 2008, and Chief Administrative Officer, a position he has held since March 2009. Mr. Wright has more than 25 years of experience in financial services and joined our company from The Bear Stearns Companies, Inc. (“Bear Stearns”) where he served as Senior Managing Director and was in charge of finance for Private Client Services. Prior to joining Bear Stearns in 1996, he spent 14 years at PwC in its Capital Markets & Treasury division. Mr. Wright is a Certified Public Accountant and a CFA charter holder.

ADAM J. FISHMAN, age 34, is our Executive Vice President, Head of Sales & Research, a position he has held since October 2010. Beginning in May 2007, Mr. Fishman served as Senior Managing Director, Head of Institutional Sales of our company. Prior to that, he was a Managing Director and the Head of FBR’s New York sales team. Prior to joining FBR in March 2004, Mr. Fishman was an Associate Director in the New York office of CIBC World Markets. Mr. Fishman graduated cum laude from Brandeis University with a Bachelor of Arts in Sociology.

ROBERT J. KIERNAN, age 48, is our Senior Vice President, Controller and Chief Accounting Officer, a position he has held since October 2007. Mr. Kiernan joined Arlington Asset in August 2002 as Controller and was its Senior Vice President, Controller and Chief Accounting Officer from April 2003 through September 2008. Prior to joining Arlington Asset, Mr. Kiernan was a senior manager in the assurance practice at Ernst & Young, focusing on clients in the financial services industry.

MICHAEL A. LLOYD, age 46, is our Executive Vice President, Head of Trading, a position he has held since June 2012, having previously served as Senior Managing Director, Group Head of Credit, Convertibles and Options of our company beginning in May 2009. Prior to joining our company in June 2008 as Senior Managing Director, Head of Convertible Securities, Mr. Lloyd served as Senior Managing Director and Global Head of Convertible Trading at Bear Stearns from 2001 to June 2008. Mr. Lloyd has over twenty years of experience in equity and convertibles trading, having held senior positions at Bear Stearns in New York and London, beginning in 1988, after starting his career at Morgan Grenfell in London in 1986.

JAMES C. NEUHAUSER, age 55, is our Executive Vice President and Chief Investment Officer since February 2012. Previously, he was Head of Investment Banking, a position he held since April 2008. Mr. Neuhauser joined FBR Capital Markets & Co. in March 1993 and became Executive Vice President and Co-Head of Investment Banking in February 2007. Prior to joining FBR Mr. Neuhauser was a Senior Vice President of Trident Financial Corporation. Prior to joining Trident Financial Corporation, Mr. Neuhauser worked in commercial banking with the Bank of New England. He is a CFA charter holder and a member of the Society of Financial Analysts. Mr. Neuhauser received a Bachelor of Arts from Brown University and an M.B.A. from the University of Michigan.

KENNETH P. SLOSSER, age 50, is our Executive Vice President and Head of Investment Banking, a position he has held since March 29, 2012. Prior to becoming the Head of Investment Banking, he was Head of both the Financial Institutions and Insurance Investment Banking Groups, positions he held beginning January 1, 2005. Prior to joining FBR in 1996, Mr. Slosser served as an Assistant Director with the Office of Thrift Supervision from 1986 through 1996 where he had primary oversight responsibility for savings institutions and savings institution holding companies located in California, Arizona and Nevada. Mr. Slosser has a Bachelor of Science in economics and political science from Willamette University, Salem, Oregon.

PRINCIPAL SHAREHOLDERS

Security Ownership of Management

The following table shows the number of shares of our common stock known by us to be beneficially owned at April 7, 2014, by each director, each nominee for director, each named executive officer and all directors and executive officers as a group.

For purposes of the table below, beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless indicated otherwise in the footnotes to the table below, each individual has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by such person.

	FBR & Co.
	Common Stock
Name of Beneficial Owners	Shares Beneficially Owned (#)		Percent of Class(1)
Richard J. Hendrix	390,298	(2)	3.77%
Bradley J. Wright	36,665	(3)	*
Adam J. Fishman	110,374	(4)	1.07%
Michael A. Lloyd	88,483	(5)	*
James C. Neuhauser	158,605	(6)	1.53%
Kenneth P. Slosser	57,417	(7)	*
Reena Aggarwal	18,764	(8)(14)	*
Thomas J. Hynes, Jr.	19,200	(9)(14)	*
Adam J. Klein	—	(10)	*
Richard A. Kraemer	37,778	(11)(14)	*
Thomas S. Murphy, Jr.	—	(12)	*
Arthur J. Reimers	117,065	(13)	1.13%
All executive officers and directors of FBR as a group (13 persons)	1,041,230		10.05%

*	Less than 1%.
(1)	Based on 10,357,279 shares of our company’s common stock outstanding as of April 7, 2014, which excludes 277 shares issued pursuant to restricted stock award agreements under our 2006 LTIP because the holders of these shares have agreed not to vote or grant a proxy to vote such shares until the applicable voting restrictions lapse. Shares of our company’s common stock subject to options and currently exercisable, or exercisable within 60 days of April 7, 2014, are deemed outstanding for computing the percentage of the class owned by the person holding such options but are not deemed outstanding for computing the percentage of the class owned by any other person. Shares of our company’s common stock subject to restrictions (RS and RSUs) and vesting within 60 days of April 7, 2014 are deemed outstanding for computing the percentage of the class owned by the person holding such RS and RSUs but are not deemed outstanding for computing the percentage of the class owned by any other person.
(2)

The number of shares of our company’s common stock shown as beneficially owned by Mr. Hendrix includes 246,666 shares of our common stock issuable to Mr. Hendrix upon exercise of options that are currently exercisable or exercisable within 60 days of April 7, 2014.

(3)	The number of shares of our company’s common stock shown as beneficially owned by Mr. Wright includes 4,166 RSUs (subject to tax withholding) that are vesting within 60 days of April 7, 2014 and 24,166 shares of our common stock issuable to Mr. Wright upon exercise of options that are currently exercisable or exercisable within 60 days of April 7, 2014.
(4)	The number of shares of our company’s common stock shown as beneficially owned by Mr. Fishman includes 8,333 RSUs (subject to tax withholding) that are vesting within 60 days of April 7, 2014 and 53,483 shares of our common stock issuable to Mr. Fishman upon exercise of options that are currently exercisable or exercisable within 60 days of April 7, 2014.
(5)	The number of shares of our company’s common stock shown as beneficially owned by Mr. Lloyd includes 31,666 shares of our common stock issuable to Mr. Lloyd upon exercise of options that are currently exercisable or exercisable within 60 days of April 7, 2014.
(6)	The number of shares of our company’s common stock shown as beneficially owned by Mr. Neuhauser includes 77,500 shares of our common stock issuable to Mr. Neuhauser upon exercise of options that are currently exercisable or exercisable within 60 days of April 7, 2014 and includes 209 shares of our common stock and 1,320 RSUs (subject to tax withholding) that are vesting within 60 days of April 7, 2014 that are owned by his spouse.
(7)	The number of shares of our company’s common stock shown as beneficially owned by Mr. Slosser includes 15,833 shares of our common stock issuable to Mr. Slosser upon exercise of options that are currently exercisable or exercisable within 60 days of April 7, 2014.
(8)	The number of shares of our company’s common stock shown as beneficially owned by Dr. Aggarwal includes 10,504 shares of our common stock issuable to Dr. Aggarwal upon exercise of options that are currently exercisable within 60 days of April 7, 2014, and includes 2,786 RS that are vesting within 60 days of April 7, 2014.
(9)	The number of shares of our company’s common stock shown as beneficially owned by Mr. Hynes includes 16,700 shares of our common stock issuable to Mr. Hynes upon exercise of options that are currently exercisable or exercisable within 60 days of April 7, 2014.
(10)	Mr. Klein is a member of our Board of Directors and a Principal of Crestview Advisors, L.L.C. Crestview Advisors, L.L.C. provides investment advisory and management services to investment funds affiliated with Crestview Partners GP, L.P., which beneficially owns 32,432 shares of our common stock issuable upon exercise of options that are exercisable within 60 days of April 7, 2014.
(11)	The number of shares of our company’s common stock shown as beneficially owned by Mr. Kraemer includes 32,778 shares of our common stock issuable to Mr. Kraemer upon exercise of options that are currently exercisable or exercisable within 60 days of April 7, 2014.
(12)	Mr. Murphy is a member of our Board of Directors and a Principal of Crestview Advisors, L.L.C. Crestview Advisors, L.L.C. provides investment advisory and management services to investment funds affiliated with Crestview Partners GP, L.P., which beneficially owns 32,432 shares of our common stock issuable upon exercise of options that are exercisable within 60 days of April 7, 2014.
(13)	The number of shares of our company’s common stock shown as beneficially owned by Mr. Reimers includes 85,009 shares of our common stock issuable to Mr. Reimers upon exercise of options that are currently exercisable or exercisable within 60 days of April 7, 2014, and includes 7,635 RS that are vesting within 60 days of April 7, 2014.
(14)	The number of shares of common stock beneficially owned by each of our non-employee directors and director nominees does not include the non-employee director RSUs that have been awarded under the 2006 LTIP, in the following amounts: Dr. Aggarwal –-2,500 RSUs, Mr. Hynes —17,537 RSUs and Mr. Kraemer —18,031 RSUs. We describe director compensation in detail in “Our Board of Directors, its Committees and Corporate Governance — Compensation of Non-Employee Directors.”

Security Ownership of Certain Beneficial Owners

The following table shows the number of shares of our common stock beneficially owned by any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act), other than members of management (who are included in the table above), who is known by us to be the beneficial owner of more than five percent of our voting securities.

Name and Address of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned		Percent of Class(1)
NWQ Investment Management Company, LLC 2049 Century Park East, 16th Floor Los Angeles, California 90067	Common Stock	942,676	(2)	9.10%
BlackRock Inc. 40 East 52nd Street New York, New York 10022	Common Stock	838,738	(3)	8.10%
Wellington Management Company, LLP 280 Congress Street Boston, Massachusetts 02210	Common Stock	761,144	(4)	7.35%
Eric F. Billings, Billings Capital Management LLC 1001 Nineteenth Street N., Suite 1950 Arlington, Virginia 22209	Common Stock	703,259	(5)	6.79%
Boston Partners One Beacon Street Boston, Massachusetts 02108	Common Stock	623,582	(6)	6.02%

(1)	Based on 10,357,279 shares of our company’s common stock outstanding as of April 7, 2014, which excludes 277 shares issued pursuant to restricted stock award agreements under our 2006 LTIP because the holders of these shares have agreed not to vote or grant a proxy to vote such shares until the applicable voting restrictions lapse. Shares of our company’s common stock subject to options currently exercisable, or exercisable within 60 days of April 7, 2014, are deemed outstanding for computing the percentage of the class owned by the person holding such options but are not deemed outstanding for computing the percentage of the class owned by any other person.
(2)	This information is based on a Schedule 13G/A report filed with the SEC by NWQ Investment Management Company, LLC (“NWQ”) on February 14, 2014. The number of shares of our company’s common stock shown as beneficially owned by NWQ includes 898,552 shares over which NWQ has sole voting power and 942,676 shares over which NWQ has sole dispositive power. NWQ may have acquired or sold shares of our company’s common stock since the report on Schedule 13G/A was filed with the SEC on February 14, 2014.
(3)	This information is based on a Schedule 13G/A report filed with the SEC by BlackRock Inc. (“BlackRock”) on January 29, 2014. The number of shares of our company’s common stock shown as beneficially owned by BlackRock includes 813,855 shares over which BlackRock has sole voting power and 838,738 shares over which BlackRock has sole dispositive power. BlackRock may have acquired or sold shares of our company’s common stock since the report on Schedule 13G/A was filed with the SEC on January 29, 2014.
(4)	This information is based on a Schedule 13G report filed with the SEC by Wellington Management Company, LLP (“Wellington”) on February 14, 2014. The number of shares of our company’s common stock shown as beneficially owned by Wellington includes 761,144 shares over which Wellington has shared voting power and shared dispositive power. Wellington may have acquired or sold shares of our company’s common stock since the report on Schedule 13G was filed with the SEC on February 14, 2014.
(5)	This information is based on a Schedule 13D report filed with the SEC by Eric F. Billings on February 14, 2014. The number of shares of our company’s common stock shown as beneficially owned by Mr. Billings includes 271,880 shares over which Mr. Billings has sole voting and dispositive power and 431,379 shares over which Mr. Billings has shared voting and dispositive power. Mr. Billings may have acquired or sold shares of our company’s common stock since the report on Schedule 13D was filed with the SEC on February 14, 2014.
(6)	This information is based on a Schedule 13G/A report filed with the SEC by Boston Partners on February 11, 2014. The number of shares of our company’s common stock shown as beneficially owned by Boston Partners includes 454,699 shares over which Boston Partners has sole voting power and 623,582 shares over which Boston Partners has sole dispositive power. Boston Partners may have acquired or sold shares of our company’s common stock since the report on Schedule 13G/A was filed with the SEC on February 11, 2014.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of December 31, 2013, information with respect to compensation plans under which equity securities were authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#)
Equity Compensation Plans Approved by Shareholders	1,053,469	(1)	$21.62	2,148,075
	2,138,698	(2)	N/A
Equity Compensation Plans Not Approved by Shareholders	—		—	—

Total	3,192,167		$21.62	2,148,075

(1)	Represents stock options.
(2)	Represents RS and RSUs. Assumes that all applicable performance targets will be met, and as a result, performance-based RSUs will vest.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors and executive officers to file reports of ownership and changes in ownership of our company’s securities with the SEC. Our company has historically filed the Section 16 reports for our officers and most of our directors. To our knowledge, based solely on our review of the reports and amendments to those reports furnished to us, filed by us or written representations from these persons that these reports were not required from those persons, we believe that our directors and executive officers filed all reports required by Section 16(a) for the year ended December 31, 2013, on a timely basis.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Transactions with Crestview

Termination of the Voting Agreement

In connection with our 2006 private offering, we entered into a voting agreement with certain affiliates of Crestview (the “Voting Agreement”).

Under the Voting Agreement, Crestview was entitled to designate two directors for election or appointment to the Board of Directors. Crestview’s right to designate one director terminated if they sold or otherwise transferred one-third or more of the shares purchased in our 2006 private offering, and terminated with respect to both directors if Crestview sold or otherwise transferred two-thirds or more of the shares purchased in our 2006 private offering. For so long as Crestview had the right to designate one of our directors, each committee of our Board of Directors was required to have as a member at least one Crestview director. In addition, for so long as Crestview had the right to designate one of our directors, Crestview had the right to designate a representative for election or appointment, as the case may be, to the board of directors of each of our subsidiaries, other than our direct and indirect subsidiaries that are registered as investment advisers under the Investment Advisers Act of 1940, as amended. On December 2, 2013, Crestview sold all of our common stock that they owned. Accordingly, by its terms, the Voting Agreement was terminated on December 2, 2013 when Crestview ceased to own any shares they purchased in our 2006 private offering. For a description of the material terms of the Voting Agreement, please see our 2013 proxy statement.

Other Transactions With Crestview

In connection with our 2006 private offering, our Board of Directors approved and we entered into a professional services agreement with Crestview. In exchange for ongoing strategic advice and assistance, we agreed to pay Crestview an annual strategic advisory fee of $1.0 million, plus reimbursement of its reasonable out-of-pocket expenses, for so long as Crestview’s affiliates continued to own at least 50% of the shares of our common stock that they purchased in our July 2006 private offering. On June 14, 2010, the professional services agreement with Crestview was amended to reflect a decision made by our Board of Directors on June 3, 2010 to give Crestview the right to receive RS and/or options to purchase shares of our common stock in lieu of a portion of the cash advisory fee payable to Crestview under the professional services agreement. Pursuant to the amended professional services agreement, Crestview had the right to elect to receive a portion of its advisory fee in RS and/or options to purchase shares of our common stock, with terms that are substantially similar to the annual retainer terms available to our company’s non-employee directors, up to an amount equal to the lesser of twice the minimum annual retainer payable to our company’s non-employee directors and its full advisory fee. On June 5, 2013, Crestview received 32,432 options to purchase shares of our common stock issued at an exercise price of $24.23 per share.

On December 2, 2013, Crestview sold all of the company’s common stock that they owned and the professional services agreement by its terms was terminated.

Transactions With Executive Officers, Directors and Other Related Persons

On December 13, 2012, we entered into a new employment agreement with Richard J. Hendrix, Chairman of the Board of Directors, Chief Executive Officer and President. For a description of the employment agreement, please see “Employment Agreement with our Chief Executive Officer” on page 26.

Margret L. Nedelkoff, the wife of James C. Neuhauser, our Executive Vice President and Chief Investment Officer, was hired in 2004 and continued to be employed in 2013 by FBR Capital Markets & Co., as a Managing Director and Head of Corporate Strategy and Business Development in FBR’s Investment Banking Division. During 2013, Ms. Nedelkoff was paid an aggregate compensation of $265,000, including base salary and cash bonus. Mr. Neuhauser did not have any role in determining the compensation paid to his wife. Ms. Nedelkoff’s compensation was determined jointly by our Head of Investment Banking, Kenneth P. Slosser, and our Chief Financial Officer, Bradley J. Wright.

Review, Approval or Ratification of Transactions With Related Persons

Our written Statement of Business Principles applies to any related party transaction with any of our executive officers or directors, and it is the practice of our Board of Directors that any such transactions that are not in the ordinary course of business or are not performed on standard market terms must be approved by a majority of the disinterested members of our Board of Directors. In addition, it is the practice of our Board of Directors that any transaction with any shareholder known to beneficially own more than 5% of a class of our voting securities, or its related persons, that is not in the ordinary course of business or is not performed on standard market terms must be approved by a majority of the disinterested members of our Board of Directors. We refer to the foregoing policies and practices as our “Related Party Transaction Policy.”

The agreements and transactions described under “ — Transactions with Crestview,” “ — Other Transactions with Crestview” and “ — Transactions with Executive Officers, Directors and Other Related Persons” were reviewed and approved or ratified in accordance with our Related Party Transaction Policy except for those entered into in connection with our 2006 private offering, which occurred prior to our initial public offering and the adoption of our Related Party Transaction Policy.

Pursuant to its charter, the Nominating and Corporate Governance Committee also periodically reviews our conflict of interest policies as set forth in our Statement of Business Principles concerning directors and executive officers, and reviews with management our procedures for implementing and monitoring compliance with the conflict of interest policies.

Certain of our executive officers and directors may invest their personal funds in amounts that exceed $120,000 in investment funds managed by our affiliates and securities underwritten by FBR Capital Markets & Co., or otherwise engage in transactions in the ordinary course of business involving goods and services provided by FBR Capital Markets & Co. and its affiliates, such as brokerage, investment management and financial advisory services, on the same terms and with the same conditions as those offered or provided to non-affiliated third parties. These transactions are reviewed in accordance with the policy stated above.

Employment Agreement With Our Chief Executive Officer

On December 13, 2012, we entered into an employment agreement with Richard J. Hendrix to serve as our Chief Executive Officer that replaces and supersedes the prior agreement with Mr. Hendrix entered into on April 30, 2008. The agreement continues until December 31, 2015, except that upon a “Change in Control” (as defined in the agreement), the term will be automatically renewed so that the term is not less than two years from the effective date of such event. The agreement generally provides for an annual base salary of at least $750,000 during the term and eligibility to participate in any of our performance bonus plans or programs or long-term incentive plans or programs as in effect from time to time for the benefit of our executive officers.

The agreement provides for severance benefits in the event of termination of Mr. Hendrix’s employment during the agreement’s term. Upon a termination due to death or disability, Mr. Hendrix (or his estate) will be entitled to receive (i) any annual salary and other benefits actually earned and accrued under the agreement prior to the date of termination plus any annual incentive amount earned but not yet paid under any bonus plan in which Mr. Hendrix participated for the completed fiscal year prior to the date of termination; (ii) immediate vesting of all unvested incentive equity or equity-based awards held by Mr. Hendrix, including any performance-based cash or equity-based awards that are not intended to qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that unvested incentive equity or equity-based awards that are intended to qualify as “performance based compensation” under Section 162(m) of the Code shall vest and be earned only upon achievement of the applicable performance goals or objectives (but disregarding any requirement for Mr. Hendrix’s continued employment); (iii) reimbursement of expenses incurred prior to the date of termination; (iv) a pro rata actual annual incentive payment in respect of the fiscal year in which the date of termination occurs; and (v) all vested rights and benefits under any retirement or other benefit plan or program.

If Mr. Hendrix’s employment is terminated for Cause (as defined below) or he voluntarily resigns without Good Reason (as defined below), he will be entitled to receive (i) any annual salary and other benefits actually earned and accrued under the agreement prior to the date of termination, plus any annual incentive amount earned but not yet paid under any bonus plan in which Mr. Hendrix participated for the completed fiscal year of our company prior to the date of termination, (ii) reimbursement of expenses incurred prior to the date of termination, and (iii) all vested rights and benefits under any retirement or other benefit plan or program. For purposes of the agreement, “Cause” means Mr. Hendrix’s:

•

conviction of, indictment for or formal admission to or plea of nolo contendere with respect to, a felony or a crime of moral turpitude, dishonesty, breach of trust, fraud, misappropriation, embezzlement or unethical business conduct (but only if the Board reasonably determines, after considering all related facts and circumstances, that such indictment, conviction or plea has materially and adversely affected or is reasonably likely to materially and adversely affect our business or reputation), or any crime involving our company;

•

continued willful misconduct or willful or gross neglect in the performance of his duties under the agreement, following written notice of such misconduct or neglect and failure to remedy such misconduct or neglect within 15 days after delivery of such notice; provided, however, the Board shall have the discretion (A) to require a remedial period that is shorter than 15 days to remedy certain misconduct or neglect that the Board reasonably determines can be remedied in less than 15 days or (B) to offer no opportunity to remediate conduct or neglect that the Board reasonably determines to be incapable of being cured;

•

continued failure to materially adhere to our clear directions, to adhere to our written policies, or to devote substantially all of his business time and efforts to us in accordance with and subject to the provisions of Section 2 of the agreement, and failure to cure such failure within 15 days after delivery of written notice of such failure; provided, however, the Board of Directors shall have the discretion (A) to require a remedial period that is shorter than 15 days to remedy certain failures that the Board reasonably determines can be remedied in less than 15 days or (B) to offer no opportunity to remediate failures that the Board reasonably determines to be incapable of being cured;

•

continued failure to substantially perform the duties properly assigned to Mr. Hendrix by us (other than any such failure resulting from his disability) and failure to cure such failure within 15 days after delivery of written notice of such failure; provided, however, the Board shall have the discretion (A) to require a remedial period that is shorter than 15 days to remedy certain failures that the Board reasonably determines can be remedied in less than 15 days or (B) to offer no opportunity to remediate failures that the Board reasonably determines to be incapable of being cured; or

•

material and willful breach of any of the terms and conditions of the agreement and failure to cure such breach within 15 days following written notice from us specifying such breach; provided, however, the Board shall have the discretion (A) to require a remedial period that is shorter than 15 days to remedy certain breaches that the Board reasonably determines can be remedied in less than 15 days or (B) to offer no opportunity to remediate breaches that the Board reasonably determines to be incapable of being cured.

If Mr. Hendrix’s employment is terminated by us without Cause or he resigns for Good Reason, he will be entitled to receive: (i) any annual salary and other benefits actually earned and accrued under the agreement prior to the date of termination, plus any annual incentive amount earned but not yet paid under any bonus plan in which Mr. Hendrix participated for the completed fiscal year prior to the date of termination; (ii) reimbursement of expenses incurred prior to the date of termination; (iii) a pro rata actual annual incentive payment in respect of the fiscal year in which the date of termination occurs; (iv) all vested rights and benefits under any retirement or other benefit plan or program; (v) a cash payment equal to two (2) times the average total annual salary and incentive amount earned by and paid to Mr. Hendrix with respect to the two completed fiscal years preceding the date of termination; provided that such lump-sum amount will not be less than $3.5 million nor more than $5 million; (vi) immediate vesting of all unvested incentive equity or equity-based awards held by Mr. Hendrix, including any performance-based cash or equity-based awards that are not intended to qualify as “performance based compensation” under Section 162(m) of the Code; provided, however, that unvested incentive equity or equity-based awards that are intended to qualify as “performance based compensation” under Section 162(m) of the Code shall vest and be earned only upon achievement of the applicable performance goals or objectives (but disregarding any requirement for Mr. Hendrix’s continued employment); and (vii) for a period of five years after termination of employment, continuing coverage of Mr. Hendrix and his qualified beneficiaries under our group health plans that Mr. Hendrix and his beneficiaries would have received under the agreement in the absence of termination, provided that we are in no event required to provide such coverage to Mr. Hendrix or a qualified beneficiary after such time as Mr. Hendrix or the beneficiary, as applicable, is no longer eligible to receive continued coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA). For the portion of such five-year period after Mr. Hendrix or a beneficiary is no longer eligible to elect continuing coverage under our group health plans under COBRA, we will reimburse the health insurance premiums incurred by Mr. Hendrix under a private health insurance plan that provides substantially similar benefits for Mr. Hendrix and his beneficiaries and is reasonably acceptable to us, provided that we are in no event required to provide or reimburse the cost of any benefits otherwise required by this clause after such time as Mr. Hendrix or the beneficiary, as applicable, becomes entitled to receive benefits of the same type from another employer.

For purposes of the agreement, “Good Reason” means:

•

a “Change in Control” of our company as that term is defined in our 2006 LTIP, followed within two years following the Change in Control by any demotion of Mr. Hendrix or any material diminution in Mr. Hendrix’s authority, duties and responsibilities, or the assignment to Mr. Hendrix of duties materially inconsistent with Mr. Hendrix’s position or positions with us; provided, however, that any merger or business combination of our company solely with any other affiliate of our company shall not be deemed to be a Change in Control for purposes of the agreement;

•

a reduction of more than 10% in the annual salary of Mr. Hendrix (except any such reduction that is part of across-the-board salary reductions generally applicable to our executive management team); or

•

any demotion of Mr. Hendrix from his position or material diminution in the duties, authority and responsibility of Mr. Hendrix; provided, however, that in no event shall the assignment by the Board prior to a Change in Control of a portion of Mr. Hendrix’s duties to a member of our senior management team who reports directly to Mr. Hendrix constitute (or serve as a basis for Mr. Hendrix to claim) Good Reason under the agreement.

Under certain circumstances, the severance benefits payable by us will be reduced to the extent necessary to avoid paying excise taxes under Section 280G of the Code in the event that such reduction would place Mr. Hendrix in a more favorable after-tax position.

The agreement also contains restrictive covenants that generally prohibits Mr. Hendrix from (i) competing with us during the term of his employment and until the first anniversary of the date that his employment with us terminates either by us with or without Cause or by Mr. Hendrix with or without Good Reason (the “Employment Agreement Restricted Period”); (ii) soliciting our customers during the Employment Agreement Restricted Period; (iii) hiring or soliciting our employees during the Employment Agreement Restricted Period; and (iv) divulging to anyone outside of us, except as required by law or with our express written consent and except for our confidential information which is publicly known through no wrongful act on Mr. Hendrix’s part, any confidential matters relating to our and our affiliates’ affairs learned by Mr. Hendrix. Mr. Hendrix also agreed not to make any statement, orally or in writing, nor to take any action, that (A) in any way could reasonably be expected to disparage us or the business reputation of any of our directors, employees, representatives or agents, or which foreseeably or reasonably could be expected to harm the business reputation or goodwill of those persons or entities, or (B) in any way, directly or indirectly, could knowingly cause, encourage or condone the making of such statements or the taking of such actions by anyone else.

The covenant not to compete with us without our express written consent includes a prohibition on Mr. Hendrix owning an interest in, joining, operating, controlling or participating in, being connected as an owner, officer, executive, employee, partner, member, manager, shareholder, or principal of or with, or otherwise aiding or assisting in any manner whatsoever, any individual corporation or entity that competes with the activities of us or our subsidiaries in the capital markets, financial advisory and/or institutional sales and trading businesses. However, Mr. Hendrix may (i) own up to one percent (1%) of the outstanding stock of a publicly held corporation which is or is affiliated with an entity or person that competes with us or our subsidiaries; or (ii) be an officer, executive, employee, partner, member, manager, shareholder, or principal of or with a private equity fund or a third-party asset management firm. If Mr. Hendrix’s employment with us is terminated for any reason by us or Mr. Hendrix effective during the two-year period immediately following a Change in Control, the covenant not to compete with us shall be limited to (A) those middle market-focused investment banking or brokerage entities that are in direct competition with our capital markets and/or institutional sales and trading business, and (B) engaging in any activity in any capacity for any corporation or other entity, whether or not competitive with us, relating to or involving institutional equity private placement transactions (including transactions under Rule 144A).

If Mr. Hendrix breaches, or threatens to commit a breach of, any of the restrictive covenants described above, we and our affiliates, in addition to, and not in lieu of, any other rights and remedies available to us and our affiliates under law or in equity (including, without limitation, the recovery of damages), shall have the right and remedy to have the restrictive covenants specifically enforced by any court having equity jurisdiction, including, without limitation, the right to an entry against Mr. Hendrix of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.

The employment agreement may be amended, superseded, canceled, renewed or extended, and its terms may be waived, only by a written agreement signed by Mr. Hendrix and us.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis provides information regarding certain aspects of our overall compensation philosophy and objectives and the elements of compensation paid to our named executive officers in 2013.

Executive Summary

2013 Performance Highlights

In 2013 we recorded record annual earnings, as much of the work we have accomplished over the last several years paid off from a profitability and shareholder return perspective.

Selected Consolidated Financial Metrics
Metric	2013	2012	% Change

Closing Stock Price (as of last day of trading period)	$26.38	$15.48	70%

Net Income	$92.9 million	$29.7 million	213%

Investment Banking Revenue	$196.2 million	$90.7 million	116%

Non-Compensation Fixed Expenses	$ 43.6 million	$45.1 million	-3%

Tangible Book Value per Share	$26.86	$19.18	40%

Our results for 2013 demonstrate the earnings capacity and positive operating leverage of our franchise as well as the productivity and cost enhancements realized through several years of repositioning the business. Over the year, our investment banking revenue more than doubled, while our continued focus on managing expenses resulted in non-compensation fixed expenses falling an additional 3% from 2012 levels. These dynamics resulted in a very successful year, with our overall net income more than tripling. Our improved operating performance, combined with consideration of a number of other factors, allowed us to reverse a significant component of the valuation allowance that had been recorded against our deferred tax assets and utilize net operating loss carry-forward amounts against 2013 taxable income, all of which resulted in a $27.5 million income tax benefit to net income from continuing operations. Late in the year, we also managed the acquisition and integration of a 32 person group hire that significantly expanded our healthcare, technology, media and telecom, and consumer industry expertise.

Throughout the year we remained focused on returning capital to shareholders, and during 2013 we repurchased approximately 2.4 million shares of our common stock at an average price of approximately $23.36 per share. We believe our discipline in capital allocation has continued to reward shareholders, with our tangible book value per share rising approximately 40%, and the price of our common stock rising approximately 70%, over the course of 2013, following a 21% and 89% increase, respectively, in 2012.

2013 Compensation Highlights

We link rewards to both individual and corporate performance, emphasizing long-term results and alignment with our shareholders’ interests. We align compensation with business strategy and risk and provide a mix of retentive and performance-based compensation. Long-term equity compensation is an integral part of our compensation program with awards of equity subject to vesting requirements, including time, employment, and performance conditions. Upon a change in control, we have double trigger provisions for accelerated vesting of equity awards. In addition, we have equity ownership guidelines for our executive officers and other key leaders of our company to ensure that our executives maintain a meaningful ownership interest in our company, aligning their interests with those of our shareholders. The equity ownership target under these guidelines for our named executive officers is equal to three times the executives’ trailing three-year average total performance compensation. Furthermore, our executive performance and annual compensation programs are generally designed to provide maximum deductibility under Section 162(m) of the Code.

We do not grant excessive severance packages nor do we have guaranteed severance benefits, with the exception of benefits payable to our Chief Executive Officer under his employment agreement under certain circumstances. We also do not provide tax gross-ups or golden parachutes. Our executives are eligible for the same benefit plans available to all of our employees and we do not provide any executive perquisites, defined benefit plans, or other retirement benefits.

Throughout this proxy statement, we refer to our Chief Executive Officer, our Chief Financial Officer, and each of our three other most highly compensated executive officers for 2013 as our “named executive officers.” In addition to our Chief Executive Officer and our Chief Financial Officer, this group includes our head of investment banking, our head of sales and research, and our chief investment officer. The highlights of our 2013 executive compensation were:

•

In light of our strong 2013 performance, our Compensation Committee approved increases in year-over-year compensation to our named executive officers after evaluating each named executive officer’s performance, as further discussed under “— Performance-Based Annual Incentive Compensation” below.

•

In March 2013, we granted awards under the 2013 Performance Share Unit Program approved by the Board of Directors. By directly tying the value of the awards to the value of our company, these awards are designed to further the long-term growth of our company by providing long-term incentives in respect of our company’s common stock, to assist our company in retaining key employees with experience and ability, and to directly align the interests of our named executive officers with those of our shareholders, as further discussed under “— 2013 Performance Share Unit Program” below.

•	The base salaries of our named executive officers remained unchanged in 2013.

Principles and Objectives of Our Compensation Program

The Compensation Committee of our Board has discretionary authority over the compensation of our named executive officers. In developing a compensation program for our named executive officers, the Compensation Committee’s goal is to link compensation decisions to both corporate and individual performance, with a focus on rewarding financial results, as well as rewarding the individual performance and accomplishments of our named executive officers in light of their respective duties and responsibilities, the impact of their actions on our strategic initiatives, and their overall contribution to the culture, strategic direction, stability and performance of our company. Our Chief Executive Officer recommends to the Compensation Committee the amount and form of compensation for each of our named executive officers other than himself, and the amount and form of compensation for our Chief Executive Officer is determined by the Compensation Committee and approved by the Board. Our Compensation Committee retains the discretion to compensate and reward our named executive officers based on a variety of other factors, including various subjective or qualitative factors.

Principles

Our compensation program for our named executive officers is designed to attract, retain and motivate executives and professionals of the highest quality and effectiveness while aligning their interests with the long term interests of our shareholders. The following five “Principles of Compensation” summarize key categories that our Board, the Compensation Committee, and our management team believe are critical to recognize:

•

Firm Performance — All compensation decisions are made within the context of overall firm performance. We evaluate firm performance from a financial perspective as well as from a strategic perspective.

•

Alignment — We believe that the interests of our employees and shareholders should be aligned. Compensation directly reflects both the annual and longer-term performance of the business. The higher the compensation level of the employee, the higher the proportion of their compensation that is paid in longer-term equity versus cash, and therefore the greater the employee’s alignment with the strategic success of our company.

•

Risk Management — By considering and appropriately rewarding returns in light of the level of risk that was taken to generate those returns, compensation decisions neither encourage nor reward excessive or inappropriate risk taking.

•

Employee Contribution — An individual’s compensation, evaluated within the context of overall company results, is determined by the individual’s contribution to the business. We consider both financial and non-financial factors. In determining individual compensation, teamwork and unselfish behavior — “FBR first” — are recognized and appropriately rewarded. The greater the individual’s ability to directly impact firm performance, the higher the variability in the individual’s compensation.

•

Quality and Retention of Staff — Total compensation levels are calibrated to the market such that we remain competitive for attracting, motivating and retaining the very best people. We seek to maximize the value of an employee’s compensation through both appropriate pay design and effective communication of pay programs. Compensation is structured to encourage long-term service and loyalty.

Objectives

The Compensation Committee seeks, through our compensation programs, to foster an entrepreneurial, results-focused culture that we believe is critical to the success of our company and to the long-term growth of shareholder value. In addition to appropriately rewarding individual performance, viewed in light of each named executive officer’s duties, responsibilities and function, the Compensation Committee also believes that it is critical to encourage commitment among the named executive officers to our overall corporate objectives and culture of partnership. A key objective of our overall compensation program is for the named executive officers to have a significant portion of their compensation linked to building long-term value for our shareholders.

Role of Independent Compensation Consultant

Under its sole authority, the Compensation Committee retained Frederic W. Cook & Co. (“FW Cook”), an independent consulting firm to advise on executive compensation matters. FW Cook reported directly to the Compensation Committee. In 2013, a representative of FW Cook attended five of the in-person and telephonic meetings of the Compensation Committee and met regularly with the Compensation Committee without members of management present.

2013 Peer Group

For 2013, the Compensation Committee reviewed the annual salaries and overall compensation of our named executive officers. The Committee considered the advice and counsel of its independent financial consultant, FW Cook, along with publicly available information and disclosure regarding competitive practices, pay and Chief Executive Officer equity levels from the following “peer” companies: Cowen Group, Inc., Evercore Partners Inc., JMP Group Inc., Oppenheimer Holdings Inc., Piper Jaffray Companies and Stifel Financial Corp. Our peer group for this year reflects that one former peer, Gleacher & Co., has announced that it is liquidating and has therefore been removed, and another former peer, KBW, Inc. was acquired by Stifel Financial Corp. in 2012, and therefore KBW, Inc. has been removed and Stifel Financial Corp. has been included. Our peer group includes companies primarily consisting of investment banks with revenues and market capitalizations most comparable to ours. We also occasionally look at a broader group of financial firms when reviewing general financial services pay trends. This broader group is comprised of the companies listed above and the following companies: Bank of America, Citigroup, Credit Suisse, Deutsche Bank, Goldman Sachs, JPMorgan, Morgan Stanley and UBS. While the Compensation Committee considers the level of compensation paid by the firms in our company’s comparator group as a reference point that provides a framework for its compensation decisions, in order to maintain competiveness and flexibility, the Compensation Committee does not target compensation at a particular level relative to the comparator group; nor does the Compensation Committee employ a formal benchmarking strategy or rely upon specific peer–derived targets. This peer group market data is an important factor considered by the Compensation Committee when setting compensation, but it is only one of multiple factors considered by the

Compensation Committee, and the amount paid to each named executive officer may be more or less than the composite market median based on individual performance, the roles and responsibilities of the executive, experience level of the individual, internal equity and other factors that the Compensation Committee deems important.

Consideration of Say-on-Pay

We conducted an advisory shareholder vote on executive compensation at our 2013 annual meeting of shareholders in which the shareholders approved our compensation packages. At our 2011 annual meeting of shareholders, the shareholders voted on an advisory and non-binding basis, to put our executive compensation to vote annually. In light of this recommendation from our shareholders, as well as other factors, our Board of Directors has determined that we will hold an annual shareholder advisory vote with respect to the compensation of our named executive officers.

At our 2013 annual meeting of shareholders, we provided our shareholders with an opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers. A substantial majority of our shareholders (98.17%) voted for our say-on-pay proposal. The Compensation Committee reviewed the results of the 2013 say-on-pay vote when considering our compensation practices for 2013. The Compensation Committee believes that, while it is difficult for individual shareholders to be fully aware of all factors impacting compensation decisions, the results of the 2013 say-on-pay vote demonstrate shareholders’ support of our compensation policies.

Elements of 2013 Compensation

This section describes the various elements of our compensation program for our named executive officers in 2013, summarized in the table below, and why the Compensation Committee chose to include the items in the compensation program. As detailed below, the primary elements of our compensation program during 2013 consisted of base salary, performance-based incentive compensation bonus or “at risk” compensation opportunities and long-term equity incentive compensation; we also provided benefit programs. We do not provide perquisites, special retirement benefits, or severance compensation to our named executive officers, except for severance benefits payable to Richard J. Hendrix under his employment agreement under certain circumstances. The elements of our executive compensation program are summarized as follows:

Element	Description	Function
Base Salary	Fixed cash compensation	Provides basic compensation at a level consistent with competitive practices; reflects role, responsibilities, skills, experience and performance; encourages retention

Performance-Based Annual Incentive Compensation	Payable in cash or stock based on performance at the discretion of the Compensation Committee under the Incentive Compensation Plan (“ICP”)	Motivates and rewards for achievement of annual company performance goals

Long-Term Equity Incentives	Equity awards granted at the Compensation Committee’s discretion under the 2006 LTIP, the 2012 Retention and Incentive Plan, and the 2013 Performance Share Unit Program	Motivates and rewards for financial performance over a sustained period; strengthens mutuality of interests between executives and shareholders; increases retention; rewards creation of shareholder value

Benefits	Defined contribution savings plan, healthcare plan and other standard company benefit plans. Named executive officers receive same coverage as other employees.	Provides market competitive savings and health and welfare benefit programs generally available to other employees based on standard eligibility criteria

Executive Perquisites and Other Arrangements	We do not provide perquisites, defined benefit plans or other retirement benefits, deferred compensation, guaranteed severance or agreed-upon post-termination compensation to our named executive officers, except as noted above.	Not applicable, except as noted above

Base Salary

The purpose of base salary is to provide a set amount of cash compensation for each named executive officer that is not variable in nature and is generally competitive with market practices. Consistent with our performance-based compensation philosophy, the base salary for each named executive officer is targeted to account for less than half of total compensation. In 2013, base salary accounted for less than 20% of total compensation for each of our named executive officers.

The Compensation Committee seeks to pay our named executive officers a competitive base salary in recognition of their job responsibilities for a publicly held company by considering several factors, including competitive factors within our industry, past contributions and individual performance of each named executive officer, as well as retention. In setting base salaries, the Compensation Committee is mindful of total compensation and the overall goal of keeping the amount of cash compensation that is provided in the form of base salary substantially lower than the amount of bonus opportunity that is available, assuming that performance targets are met or exceeded.

Following the review of the above-referenced market data and counsel provided by our independent compensation consultant, and our desired mix of fixed to variable compensation, base salaries of named executive officers were unchanged in 2013 from 2012 levels.

Performance-Based Annual Incentive Compensation

For 2013, the Compensation Committee, taking into account the advice of FW Cook, approved the ICP for our named executive officers. Under the ICP, the named executive officers, Messrs. Hendrix, Wright, Slosser, Fishman and Neuhauser, were eligible to share in the ICP pool which was funded as discussed below. The Compensation Committee intended for this annual incentive bonus opportunity to be a substantial component of each ICP participant’s total compensation. Because the annual incentive bonus opportunity and individual bonus from the ICP pool depends upon our company’s and each individual executive’s performance, the Compensation Committee believes this form of compensation benefits our shareholders.

The mix of cash and equity to be granted under the ICP is determined by the Compensation Committee in its discretion, and the maximum share of the ICP pool that any one participant may be allocated is 100%. The Compensation Committee has discretion to reduce the size of the ICP pool and to award a smaller amount than would otherwise be earned under the ICP pool if they believe it to be appropriate; however, the Compensation Committee does not have the discretion to award any one participant an amount greater than 100% of the ICP pool or to otherwise increase the size of the pool. In each of the last four years, our Compensation Committee has exercised negative discretion and has not approved payment of the full ICP pool.

Performance-based annual incentive compensation was determined by the Compensation Committee based on its assessment of performance against quantitative and qualitative factors outlined below, in addition to other considerations including retention, continuity of management, and competitive factors. These quantitative and qualitative factors were determined subjectively by the Compensation Committee and there was no specific percentage weighting applied to such factors.

•	Cash Profitability[1]

•	Expense Management

•	Return on Equity

•	Risk Management

•	Compliance with Regulatory Requirements

•	Performance Against Strategic Plan

[1]	Cash Profitability is a non-generally accepted accounting principles (“GAAP”) measurement used by our management team to analyze and assess the results of the core capital markets operating units. In determining Cash Profitability, we exclude from GAAP income before taxes the following non-core operating items: (1) severance costs associated with reductions in headcount, (2) corporate transaction costs, which includes costs associated with business combinations and acquisitions, and (3) net investment income (losses) from our long-term investments. We also exclude the following non-cash expenses: (1) impairment of intangible assets, (2) compensation costs associated with stock-based awards, and (3) amortization of intangible assets. Management believes that this non-GAAP measurement assists investors in understanding the impact of these non-core items and non-cash expenses on the performance of our company, and provides additional clarity around our company’s future earnings capacity and trend.

Funding of the ICP pool was based on a determination of our 2013 financial performance relative to the Compensation Committee’s pre-established financial performance goals, as described below.

A threshold level of net revenue had to be achieved before the ICP funded an ICP pool. The Compensation Committee timely established and approved a threshold goal for ICP funding of $140 million in net revenue. If actual net revenue did not equal or exceed the threshold level of performance, the ICP pool would not have funded and no performance-based annual incentive compensation bonuses would have been paid under the ICP for 2013. If full year net revenue equaled or exceeded the established threshold net revenue goal, the ICP would fund an ICP pool equal to 6% of net revenue beginning with the first dollar of net revenue earned for the year.

As 2013 net revenue exceeded the threshold level of performance for ICP funding for 2013, the ICP pool was funded. For 2013, the Compensation Committee approved incentive compensation for our named executive officers, exercising negative discretion to pay out 75% of the 2013 ICP pool to our named executive officers. The amounts and mix of cash and equity were determined by the Compensation Committee in its discretion.

In making these determinations, the Compensation Committee gave due consideration to management’s strong overall performance in 2013 as evidenced by the following key achievements:

•	Generated net after-tax earnings of $92.9 million, or $7.17 per diluted share, the most in our history as a stand-alone company.

•	Pretax income from continuing operations was also a record $57.3 million on total revenues from continuing operations of $259.8 million.

•	Increased total revenue by 71% and more than doubled investment banking revenue from the previous year to $196.2 million, building on our momentum from 2012.

•	For the year, pretax operating margin from continuing operations was 22% and return on equity was 35%.

•

Continued to reduce non-compensation fixed expenses throughout the year, while maintaining the core strengths and capabilities of the firm. Managed compensation and benefits expense, which includes base salaries, payroll taxes, employee benefits, non-cash expenses associated with all stock-based awards granted to employees, and incentive compensation, to 56% of net revenue for the year, a level in-line with our target and meaningfully below our peer group.

•	Managed low turnover and high stability among key employees and the senior leadership team.

•

Increased tangible book value 40% per share from $19.18 at year end 2012 to $26.86 at year end 2013 through a combination of strong operating performance and the repurchase of 2.4 million shares at an average price of $23.36.

•	Maintained a strong, transparent and highly liquid balance sheet of $208 million held in cash at year end, a 19% increase over the previous year.

•	Maintained a low risk profile across all of our businesses supported by this high level of liquidity.

•

Successfully managed the acquisition and integration of a 32 person group hire adding significant senior healthcare, technology, media and telecommunications, and consumer industry expertise to our capital markets team.

•	Continued a strong record with respect to the level of compliance with all regulatory requirements.

Each bonus under the ICP, paid part in cash and part in RSUs granted under the 2006 LTIP, was for the named executive officer’s performance in 2013 and not for performance in 2014, and was as follows:

•

a bonus payable to Richard J. Hendrix, our Chairman, President and Chief Executive Officer, consisting of a cash component of $2,640,000 and an equity component equal to $660,000 payable in the form of 27,615 RSUs, each representing the right to receive one share of our common stock, scheduled to vest in full on the third anniversary of the date of grant, subject to continued employment.

•

a bonus payable to Bradley J. Wright, our Executive Vice President, Chief Financial Officer, Treasurer and Chief Administrative Officer, consisting of a cash component of $1,000,000 and an equity component of $250,000 payable in the form of 10,460 RSUs, each representing the right to receive one share of our common stock, scheduled to vest in full on the third anniversary of the date of grant, subject to continued employment.

•

a bonus payable to Kenneth P. Slosser, our Executive Vice President and Head of Investment Banking, consisting of a cash component of $2,560,000 and an equity component of $640,000 payable in the form of 26,778 RSUs, each representing the right to receive one share of our common stock, scheduled to vest in full on the third anniversary of the date of grant, subject to continued employment.

•

a bonus payable to Adam J. Fishman, our Executive Vice President and Head of Sales and Research, consisting of a cash component of $1,920,000 and an equity component of $480,000 payable in the form of 20,084 RSUs, each representing the right to receive one share of our common stock, scheduled to vest in full on the third anniversary of the date of grant, subject to continued employment.

•

a bonus payable to James C. Neuhauser, our Executive Vice President and Chief Investment Officer, consisting of a cash component of $1,200,000 and an equity component of $300,000 payable in the form of 12,552 RSUs, each representing the right to receive one share of our common stock, scheduled to vest in full on the third anniversary of the date of grant, subject to continued employment.

Long-Term Equity Incentive Compensation

The Compensation Committee believes that a significant portion of our named executive officer compensation should be in the form of equity awards as a retention tool, and to align further the long-term interests of named executive officers with those of our other shareholders. As described above, the Compensation Committee has discretion to determine the payment of named executive officer bonuses through a combination of cash and RSUs, representing rights to receive shares of our common stock.

The Compensation Committee understands and appreciates that equity incentive compensation can promote high-risk behavior if the incentives it creates for short-term performance are not properly aligned with the interests of our company over the long-term. The Compensation Committee believes that the structure of our company’s long-term equity incentive compensation appropriately mitigates the risk by directly aligning the recipients’ interests with those of our company. We use judgment and discretion rather than rely solely on formulaic results, and do not use highly leveraged incentives that drive risky short-term behavior. Instead, we reward consistent and longer-term performance. Our long-term equity incentive compensation rewards long-term stock performance.

2013 Performance Share Unit Program

On March 11, 2013, as disclosed in a Form 8-K that was filed with the SEC on March 15, 2013 and in our 2013 proxy statement, we granted awards to our company’s executive committee, including our named executive officers, pursuant to a performance share unit arrangement established under the 2006 LTIP and approved by the Compensation Committee. The 2013 Performance Share Unit Program (the “Performance Share Unit Program”) is designed to further the long-term growth of our company by providing long-term incentives in respect of our company’s common stock and to assist us in retaining key employees with experience and ability. The performance share units (“PSUs”) are earned based on the growth of our company’s combined net worth, measured on a per share basis, over a 36-month performance period that began on April 1, 2013 and ends on March 31, 2016.

An award under the Performance Share Unit Program will vest on April 1, 2016 depending on the level of achievement of the performance goal:

FBR Combined Net Worth Compound Annual Growth Rate			% of PSUs Earned

Less than 4%			0%

4%			50%
Greater than 4% and Less Than 7%	50% +	[	Percentage Growth above 4%	]
			6%
Equal to or Greater Than 7%			100%

For purposes of the Performance Share Unit Program, the combined net worth of our company on any measurement date equals the total assets of our company minus the total liabilities of our company, as adjusted to exclude the impact of any dividends declared or paid during the measurement period, and to exclude from the combined net worth calculation for the final measurement date of the performance period goodwill and any assets that are recognized as intangible assets under GAAP.

Awards granted under the Performance Share Unit Program are eligible to continue to be earned based on actual performance results through the end of the performance period upon certain terminations of employment prior to a “change in control” (as defined in the 2006 LTIP). In the event of a change in control, the performance period with respect to each outstanding award will end and the number of PSUs earned by the participant will be fixed based on the greater of (i) our company’s actual performance from the beginning of the performance period to the date of the change in control and (ii) the level of achievement resulting in 50% of the PSUs being earned. Following the change in control, the earned PSUs will be subject to vesting based solely on the participant’s continued employment with us through the date the awards would have otherwise vested, subject to accelerated vesting on certain terminations of employment.

In addition to furthering the long-term growth of our company, the PSU awards are intended to directly align the interests of our named executive officers with those of our shareholders by directly tying the value of the award to the value of our company. Under the Performance Share Unit Program, the named executive officers received award opportunities denominated in shares of our common stock as follows: (1) Richard J. Hendrix, 60,938 shares; (2) Bradley J. Wright, 50,625 shares; (3) Kenneth P. Slosser, 50,625 shares; (4) Adam J. Fishman, 50,625 shares; and (5) James C. Neuhauser, 43,125 shares.

Timing of Equity Compensation Awards

Awards of RSUs and stock options to executive officers and other eligible persons, other than non-employee directors, are made on a regular award date each year shortly after the end of the applicable performance year. The award date is scheduled to give us sufficient time to complete all performance reviews and obtain all necessary approvals.

We occasionally make awards of RSUs, stock options or RS under our 2006 LTIP other than on the regular annual award date, usually in connection with hiring a new key employee.

Formal approval for awards is obtained prior to the grant. We do not coordinate the timing of our awards with the release of material non-public information. The exercise price for stock options awarded prior to October 22, 2013 equals the closing price of our common stock on the trading day immediately preceding the grant date. In accordance with the amended and restated 2006 LTIP, which our shareholders approved on October 22, 2013, the exercise for stock options awarded subsequent to October 22, 2013 equals the closing price of our common stock on the date of grant.

Post-Termination Compensation

With the exception of our company’s employment agreement with Richard J. Hendrix, as disclosed in “Certain Relationships and Transactions With Related Persons — Employment Agreement With Our Chief Executive Officer,” we do not have employment contracts or post-termination compensation agreements with any of our named executive officers, and we do not have contractual provisions or other arrangements with any of the named executive officers, which provide for payments at, following, or in connection with the resignation, severance, retirement or other termination of a named executive officer. Unvested stock options, RS and RSUs held by grantees, including those held by named executive officers, may vest upon a change in control (as defined in our 2006 LTIP) or following a change in control, or upon termination of employment due to death or disability, as provided under the terms of our 2006 LTIP, our 2012 Retention and Incentive Plan or our Performance Share Unit Program, as applicable. For quantitative information related to post-termination compensation, see “Executive Compensation — Potential Payments Upon Termination or Change-in-Control.”

Deductibility of Executive Compensation

In making its compensation decisions, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to our Chief Executive Officer or any one of our three highest paid executive officers, other than our Chief Executive Officer and Chief Financial Officer, unless certain conditions are met. The Compensation Committee has discretion to approve compensation that does not meet these requirements when the Compensation Committee considers it appropriate in order to ensure competitive levels of total compensation for our executive officers. For 2013, the Compensation Committee established the ICP which complied with the requirements of Section 162(m) of the Code. As discussed below under the heading “— 2014 Performance-Based Annual Incentive Compensation,” the Compensation Committee approved an ICP pool for 2014 which is intended to provide Section 162(m)-compliant performance-based bonuses.

2014 Executive Compensation for Named Executive Officers

2014 Base Salaries

The Compensation Committee reviewed annual base salaries for our named executive officers and determined that they should remain unchanged in 2014 from 2013 levels, with the exception of Mr. Slosser’s base salary, which was increased from $400,000 to $500,000 on February 4, 2014. This salary adjustment was made to achieve a more market-competitive mix of fixed to variable compensation, and is not intended to increase overall compensation paid to Mr. Slosser.

2014 Performance-Based Annual Incentive Compensation

2014 performance-based annual incentive compensation awards under the ICP will be determined in the same manner as 2013 performance-based annual incentive compensation awards, as discussed above under the heading “Elements of 2013 Compensation — Performance-Based Annual Incentive Compensation.”

The Compensation Committee intends for this annual incentive bonus opportunity to be a substantial component of each ICP participant’s 2014 total compensation. Because the annual incentive bonus opportunity and individual bonus from the ICP pool will depend upon our company’s and each individual named executive officer’s performance, the Compensation Committee believes this form of compensation benefits our shareholders. The Compensation Committee will calculate the actual size of the ICP pool after the close of the 2014 fiscal year so that all relevant data are available regarding our company’s and the ICP participants’ individual performance in 2014 and the Compensation Committee can rely upon our audited financial results. Funding of the ICP pool will be based on a determination of our 2014 financial performance relative to the Compensation Committee’s pre-established financial performance goals, as discussed below.

A threshold level of net revenue must be achieved before the ICP will fund an ICP pool for any year. For 2014, the Compensation Committee timely established and approved a threshold goal for ICP funding of $140 million in net revenue. If actual net revenue does not equal or exceed this threshold level of performance, the ICP pool will not be funded and no performance-based annual incentive compensation bonuses will be paid under the ICP for such year. If full year actual net revenue equals or exceeds the established threshold net revenue goal, the ICP will fund an ICP pool equal to 6% of net revenue beginning with the first dollar of net revenue earned for the year.

2013 Performance Share Unit Program

On February 4, 2014, as disclosed in a Form 8-K filed with the SEC on February 7, 2014, we granted awards to our company’s executive committee, including our named executive officers, pursuant to the Performance Share Unit Program. The PSUs are earned based on the growth of our company’s tangible book value, measured on a per share basis, over a 36-month performance period beginning on January 1, 2014 and ends on December 31, 2016.

An award under the Performance Share Unit Program will vest as follows depending on the level of achievement of the performance goal:

FBR Tangible Book Value Compound Annual Growth Rate			% of PSUs Earned
Less than 6%			0%
6%			50%
Greater than 6% and Less Than 9%	50%+	[	Percentage Growth above 6% 6%	]
Equal to or Greater Than 9%			100%

For purposes of the Performance Share Unit Program, the tangible book value of our company on any measurement date equals the book value of our company excluding goodwill and intangible assets (whether net or otherwise), as adjusted to exclude the impact of any dividends declared or paid during the measurement period.

Under the Performance Share Unit Program, the named executive officers received award opportunities denominated in shares of company common stock as follows: (1) Richard J. Hendrix, 55,481 shares; (2) Bradley J. Wright, 37,450 shares; (3) Kenneth P. Slosser, 37,450 shares; (4) Adam J. Fishman, 37,450 shares; and (5) James C. Neuhauser, 28,665 shares.

Supplemental Compensation Table

The following Supplemental Compensation Table reflects how our Compensation Committee and our Board of Directors view performance year compensation by showing in the “Stock Award Component” column equity awards that relate to such performance year, even though granted in the subsequent year. In addition, because awards under our Performance Share Unit Program vest only upon achievement of future performance goals, our Compensation Committee and Board of Directors view awards under that plan as compensation for the year in which the performance goals are achieved. Therefore, the Supplemental Compensation Table below does not currently include the grant of awards under the Performance Share Unit Program in the “Long-Term Incentive Compensation – Stock Awards” column, but will include such awards in the year in which they vest. Current SEC rules, by contrast, require all equity compensation to be included in the Summary Compensation Table (appearing later in this proxy statement) in the year of the grant. For example, equity grants that were made in 2014, but that relate to 2013 performance, are included as 2013 compensation in this Supplemental Compensation Table, whereas such grants are not included as 2013 compensation in the Summary Compensation Table required by the SEC.

The Supplemental Compensation Table below includes values for contingent compensation, such as unvested and/or unpaid stock awards and unexercised stock options. The named executive officers may never realize the value of certain items included under the column headed “Total” (as was the case in recent years), or the amounts realized may differ materially from the amount listed in the Supplemental Compensation Table and related footnotes. Although not required by SEC rules, we believe the Supplemental Compensation Table is a useful way to disclose how our Compensation Committee and our Board of Directors view executive compensation and should be viewed as a supplement to, and not as a replacement of, the Summary Compensation Table.

Name and Principal Position	Year(1)	Base Salary ($)	Performance Year Awards(2)		Long-Term Incentive Compensation				Total ($)
			Cash Component ($)	Stock Award Component ($)(3)	Stock Awards ($)(3)(4)		Option Awards ($)(3)
Richard J. Hendrix	2013	750,000	2,640,000	660,000	—		—		4,050,000
Chairman, President and Chief Executive Officer	2012	750,000	1,760,000	440,000	531,000	(5)	—		3,481,000
	2011	750,000	—	—	—		—		750,000

Bradley J. Wright	2013	375,000	1,000,000	250,000	—		—		1,625,000
Executive Vice President, Chief Financial Officer, Treasurer and Chief Administrative Officer	2012	375,000	320,000	80,000	177,000	(5)	—		952,000
	2011	375,000	—	—	440,000	(6)(7)	67,500	(6)	882,500

Kenneth P. Slosser	2013	400,000	2,560,000	640,000	—		—		3,600,000
Executive Vice President and Head of Investment Banking	2012	400,000	1,600,000	400,000	—		—		2,400,000

Adam J. Fishman	2013	400,000	1,920,000	480,000	—		—		2,800,000
Executive Vice President and Head of Sales and Research	2012	400,000	1,120,000	280,000	—		—		1,800,000
	2011	400,000	—	—	860,000	(6)(7)	135,000	(6)	1,395,000

James C. Neuhauser	2013	500,000	1,200,000	300,000	—		—		2,000,000
Executive Vice President and Chief Investment Officer	2012	500,000	920,000(8)	230,000(8)	—		—		1,650,000
	2011	500,000	—	—	400,000	(6)	—		900,000

(1)	For Mr. Slosser, compensation is not shown for fiscal year 2011 because he was not a named executive officer in fiscal year 2011.
(2)	Amounts represent cash and equity portions of bonus compensation attributable to the relevant performance year, including awards granted in the next calendar year for the relevant calendar year.
(3)	The amounts in these columns represent the aggregate grant date fair value of stock awards and stock options computed in accordance with FASB ASC Topic 718. The discussion of the assumptions used for purposes of the valuation of the RS, RSUs and stock options granted to employees appears in Note 9 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
(4)

Does not include PSUs granted to our named executive officers on March 11, 2013 under the Performance Share Unit Program, as disclosed above under the heading “Long-Term Equity Incentive Compensation.” Such PSU awards are denominated in shares of our common stock as follows: (i) Richard J. Hendrix, 60,938 shares; (ii) Bradley J. Wright, 50,625 shares; (iii) Kenneth P. Slosser, 50,625 shares; (iv) Adam J. Fishman, 50,625 shares; and (v) James C. Neuhauser, 43,125 shares. The PSUs are earned, subject to continued employment with our company, based on the growth of our company’s combined net worth, measured on a per share basis, over a 36-month performance period that began on April 1, 2013 and ends on March 31, 2016.

(5)	As disclosed in our 2013 proxy statement under the heading “Long-Term Equity Incentive Compensation,” on December 13, 2012, we granted Messrs. Hendrix and Wright one-time awards of RSUs under the 2006 LTIP. Upon his entering into a new employment agreement with our company, Mr. Hendrix was awarded 37,500 RSUs, each representing the right to receive one share of our common stock, scheduled to vest in full on the third anniversary of the date of grant, subject to continued employment. As partial recognition of his role in the successful sale of our mutual fund business, Mr. Wright was awarded 12,500 RSUs, each representing the right to receive one share of our common stock, scheduled to vest in full on the third anniversary of the date of grant, subject to continued employment.
(6)	As disclosed in our 2012 proxy statement under the heading “Long-Term Equity Incentive Compensation,” our company granted awards under the 2012 Retention and Incentive Plan on February 8, 2012. As part of this program, Messrs. Wright, Fishman and Neuhauser were awarded interest in an award pool established under the 2012 Retention and Incentive Plan. Mr. Hendrix, our Chief Executive Officer, elected based on our company’s financial performance not to participate in the 2012 Retention and Incentive Plan. Mr. Hendrix did not receive any bonus or incentive award in respect of 2011, and none of the other named executive officers at the time received any bonus in the form of cash or equity in respect of 2011.
(7)	As disclosed in our 2012 proxy statement under the heading “Long-Term Equity Incentive Compensation,” on April 27, 2011, we granted Messrs. Wright and Fishman one-time awards of RSUs and stock options under the 2006 LTIP for incentive and retention purposes, approved by the Compensation Committee to closer align their equity ownership levels to other named executive officers. Messrs. Wright and Fishman were awarded 12,500 and 25,000 RSUs, respectively, each representing the right to receive one share of our common stock, scheduled to vest in three equal annual installments on the third, fourth, and fifth anniversaries of the date of grant, subject to continued employment with our company; and options to purchase 12,500 and 25,000 shares of our common stock, respectively. The options have an exercise price of $14.40, which was the closing price of our company’s common stock on April 26, 2011, the day preceding the date of grant, vested in full on the third anniversary of the date of grant, and will expire on the seventh anniversary of the date of grant.
(8)	Although Mr. Neuhauser was not a named executive officer in 2012, payment of Mr. Neuhauser’s 2012 Performance Year Awards were paid under the 2012 ICP.

EXECUTIVE COMPENSATION

Summary Compensation Table

The Summary Compensation Table below contains, in compliance with the reporting requirements of the SEC, the compensation information for our named executive officers for the years ended December 31, 2013, 2012 and 2011. In accordance with SEC rules, the following table includes for a particular calendar year only those stock and option awards granted during that calendar year, rather than awards granted after year end, even if awarded for services in that calendar year. Therefore, the Compensation Committee and the Board view the Supplemental Compensation Table as a better reflection of their views on compensation related to 2013, 2012 and 2011 performance. The Summary Compensation Table below includes values for contingent compensation, such as unvested and/or unpaid stock awards and unexercised stock options. The named executive officers may never realize the value of certain items included under the column headed “Total” (as is the case in recent years), or the amounts realized may differ materially from the amount listed in the Summary Compensation Table and related footnotes. In addition, equity compensation is reported in several different tables in this proxy statement. For that reason, investors should take care to not “double count” equity awards.

Name and Principal Position	Year(1)	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Richard J. Hendrix	2013	750,000	—	1,526,984	—	2,640,000	—	—	4,916,984
Chairman, President and Chief Executive Officer	2012 2011	750,000 750,000	— —	531,000 142,125	— —	1,760,000 —	— —	— —	3,041,000 892,125
Bradley J. Wright	2013	375,000	—	1,030,277	—	1,000,000	—	—	2,405,277
Executive Vice President, Chief Financial Officer, Treasurer and Chief Administrative Officer	2012 2011	375,000 375,000	— —	371,065 251,063	— 67,500	320,000 —	— —	— —	1,066,065 693,563
Kenneth P. Slosser	2013	400,000	—	1,376,857	—	2,560,000	—	—	4,336,857
Executive Vice President and Head of Investment Banking	2012	400,000	1,600,000	298,547	—	—	—	—	2,298,547
Adam J. Fishman	2013	400,000	—	1,275,024	—	1,920,000	—	—	3,595,024
Executive Vice President and Head of Sales and Research	2012 2011	400,000 400,000	— —	373,182 620,563	— 135,000	1,120,000 —	— —	— —	1,893,182 1,155,563
James C. Neuhauser	2013	500,000	—	1,072,790	—	1,200,000	—	—	2,772,790
Executive Vice President and Chief Investment Officer	2012 2011	500,000 500,000	— —	298,547 142,125	— —	920,000 —	— —	— —	1,718,547 642,125

(1)	For Mr. Slosser, compensation is not shown for fiscal year 2011 because he was not a named executive officer in fiscal year 2011.
(2)	Amounts represent cash portion of non-ICP bonus compensation attributable to the relevant performance year. Mr. Slosser’s 2012 performance-based cash bonus was not paid under the 2012 ICP as he was not a named executive officer of our company upon its approval by our Board of Directors in early 2012.
(3)	The amounts in these columns represent the aggregate grant date fair value of stock-based awards computed in accordance with FASB ASC Topic 718. The discussion of the assumptions used for purposes of the valuation of the RS, RSUs and stock options granted appears in Note 9 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
(4)	Amounts represent cash portion of 2012 and 2013 ICP compensation attributable to the relevant performance year.

Grants of Plan-Based Awards Table for 2013

The following table presents information concerning each grant made to our named executive officers in the fiscal year ended December 31, 2013, under any plan, including awards, if any, that subsequently have been transferred. In accordance with SEC rules, the table does not include February 2014 awards.

Name	Grant Date		Date of Compensation Committee Approval	Estimated Future Payouts under Equity Incentive Plan Awards - Maximum (#)	All Other Stock Awards: Number of Shares or Units of Stock (#)	All Other Stock Awards: Number of Shares Underlying Options	Exercise or Base Price of Option Awards ($/sh)	Closing Market Price on Date of Grant ($/sh)	Grant Date Fair Value ($)(4)
Richard J. Hendrix	2/5/2013	(1)	2/4/2013		26,829	— —	—	16.44	441,069
	3/11/2013	(2)	3/11/2013	60,938				17.82	1,085,915
Bradley J. Wright	1/1/2013	(3)	2/6/2012		119			15.24	1,814
	2/5/2013	(1)	2/4/2013		4,878			16.44	80,194
	3/11/2013	(2)	3/11/2013	50,625				17.82	902,138
	4/1/2013	(3)	2/6/2012		1,454			19.05	27,699
	7/1/2013	(3)	2/6/2012		715			25.78	18,433
Kenneth P. Slosser	1/1/2013	(3)	2/6/2012		183			15.24	2,789
	2/5/2013	(1)	2/4/2013		24,390			16.44	400,972
	3/11/2013	(2)	3/11/2013	50,625				17.82	902,138
	4/1/2013	(3)	2/6/2012		2,239			19.05	42,653
	7/1/2013	(3)	2/6/2012		1,098			25.78	28,306
Adam J. Fishman	1/1/2013	(3)	2/6/2012		229			15.24	3,490
	2/5/2013	(1)	2/4/2013		17,073			16.44	280,680
	3/11/2013	(2)	3/11/2013	50,625				17.82	902,138
	4/1/2013	(3)	2/6/2012		2,799			19.05	53,321
	7/1/2013	(3)	2/6/2012		1,373			25.78	35,396
James C. Neuhauser	1/1/2013	(3)	2/6/2012		183			15.24	2,789
	2/5/2013	(1)	2/4/2013		14,024			16.44	230,555
	3/11/2013	(2)	3/11/2013	43,125				17.82	768,488
	4/1/2013	(3)	2/6/2012		2,239			19.05	42,653
	7/1/2013	(3)	2/6/2012		1,098			25.78	28,306

(1)	On February 5, 2013, we granted Messrs. Hendrix, Wright, Slosser, Fishman and Neuhauser RSU awards as part of their ICP compensation for the 2012 performance year, scheduled to vest in full on the third anniversary of the grant date, subject to continued employment with our company. Mr. Hendrix was awarded 26,829 RSUs; Mr. Wright was awarded 4,878 RSUs; Mr. Slosser was awarded 24,390 RSUs; Mr. Fishman was awarded 17,073 RSUs and Mr. Neuhauser was awarded 14,024 RSUs. Each RSU awarded represents the right to receive one share of our common stock.
(2)	As disclosed above under the heading “Long-Term Equity Incentive Compensation,” on March 11, 2013, we granted PSUs to our named executive officers under the Performance Share Unit Program, denominated in shares of our common stock as follows: (i) Richard J. Hendrix, 60,938 shares; (ii) Bradley J. Wright, 50,625 shares; (iii) Kenneth P. Slosser, 50,625 shares; (iv) Adam J. Fishman, 50,625 shares; and (v) James C. Neuhauser, 43,125 shares. The PSUs are earned, subject to continued employment with our company, based on the growth of our company’s combined net worth, measured on a per share basis, over a 36-month performance period that began on April 1, 2013 and ends on March 31, 2016.
(3)	Under the 2012 Retention and Incentive Plan, the number of participants and the aggregate award pool was fixed at the outset of the plan. Therefore, any forfeiture of awards by participants who ceased to be employed by our company resulted in the remaining participants being entitled to a proportionally larger share of the award pool assuming that they remain employed through the vesting date of the plan. As such, Messrs. Wright, Slosser, Fishman and Neuhauser received quarterly proportional reallocation of forfeited interests. On January 1, 2013, Messrs. Wright, Slosser, Fishman and Neuhauser were allocated forfeited interests of 119 RSUs, 183 RSUs, 229 RSUs, and 183 RSUs, respectively. On April 1, 2013, Messrs. Wright, Slosser, Fishman and Neuhauser were allocated forfeited interests of 1,454 RSUs, 2,239 RSUs, 2,799 RSUs, and 2,239 RSUs, respectively. On July 1, 2013, Messrs. Wright, Slosser, Fishman and Neuhauser were allocated forfeited interests of 715 RSUs, 1,098 RSUs, 1,373 RSUs, and 1,098 RSUs, respectively. Each RSU awarded represents the right to receive one share of our common stock and is scheduled to vest in full on February 8, 2016, subject to continued employment with our company.
(4)	Represents the grant date fair value, which has been computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards At 2013 Fiscal Year-End

The following table sets forth information concerning equity awards of our named executive officers that were outstanding at December 31, 2013.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard J. Hendrix(1)	80,000			22.44	8/20/2015	198,704	5,241,812	60,938	1,607,544
	125,000			11.80	2/24/2019
	20,833	41,667		21.72	2/9/2020
Bradley J. Wright(2)	8,666			22.44	8/20/2015	56,513	1,490,813	50,625	1,335,488
	3,000			18.28	4/8/2016
		12,500		14.40	4/27/2018
Kenneth P. Slosser(3)	4,444			22.44	8/20/2015	62,842	1,657,772	50,625	1,335,488
	12,500			27.20	12/24/2015
Adam J. Fishman(4)	6,666			22.44	8/20/2015	101,467	2,676,699	50,625	1,335,488
	7,500			27.20	12/24/2015
	4,317			23.16	2/4/2016
	10,000			18.28	4/8/2016
		25,000		14.40	4/27/2018
James C. Neuhauser(5)	40,000			22.44	8/20/2015	57,164	1,507,986	43,125	1,137,638
	37,500			21.72	2/9/2016

(1)	On August 20, 2008, Mr. Hendrix was granted options to purchase 80,000 shares of our common stock under the 2006 LTIP. The options have an exercise price of $22.44 per share, which was equivalent to the closing price of our common stock on August 19, 2008, the day preceding the date of grant, vested in three equal annual installments on the third, fourth, and fifth anniversaries of the date of grant and will expire on the seventh anniversary of the date of grant.

On February 24, 2009, Mr. Hendrix was granted options to purchase 125,000 shares of our common stock under the 2006 LTIP. The options have an exercise price of $11.80 per share, which was equivalent to the closing price of our common stock on February 23, 2009, the day preceding the date of grant, vested in four equal annual installments on the first four anniversaries of the date of grant and will expire on the tenth anniversary of the date of grant.

Based on a review of Mr. Hendrix’s increased responsibilities and contributions to our company as Chief Executive Officer, the benefits of further aligning Mr. Hendrix’s short and long-term interests with those of our company and shareholders, and a review of Mr. Hendrix’s equity ownership as Chief Executive Officer of our company, on February 9, 2010, the Board approved the award of options to purchase 62,500 shares of our company’s common stock under the 2006 LTIP. The options have an exercise price of $21.72, which was equivalent to the closing price of our company’s common stock on February 8, 2010, the day preceding the date of grant, and will expire on the tenth anniversary of the date of grant. The options began vesting in three equal annual installments on the third anniversary of the date of grant and will continue vesting on the fourth and fifth anniversaries of the date of grant, subject to continued employment with our company.

Unvested RSUs held by Mr. Hendrix at December 31, 2013 vest as follows: 62,500 RSUs vested on February 9, 2014, 62,500 RSUs will vest in full on February 9, 2015, 9,375 RSUs will vest in full on February 23, 2015, 37,500 RSUs will vest in full on December 13, 2015, and 26,829 RSUs will vest in full on February 5, 2016. Additionally, 60,938 PSUs will vest on April 1, 2016 contingent on achievement of performance goals related to the compound annual growth rate of our company’s net worth between April 1, 2013 and March 31, 2016, as described above under the heading “Long-Term Equity Incentive Compensation – 2013 Performance Share Unit Program.”

(2)	On August 20, 2008, Mr. Wright was granted options to purchase 8,666 shares of our common stock under the 2006 LTIP. The options have an exercise price of $22.44 per share, which was equivalent to the closing price of our common stock on August 19, 2008, the day preceding the date of grant, vested in three equal annual installments on the third, fourth, and fifth anniversaries of the date of grant and will expire on the seventh anniversary of the date of grant.

As part of our company’s Partner Leveraged Stock Purchase Program in which the executive officer was awarded three options for each share of our company’s common stock purchased, on April 8, 2010, Mr. Wright was awarded options to purchase 3,000 shares of our common stock under the 2006 LTIP. The options have an exercise price of $18.28, which was equivalent to the closing price of our common stock on April 7, 2010, the day preceding the date of grant, vested in full on the third anniversary of the date of grant and will expire on the sixth anniversary of the grant date. Under this program, if Mr. Wright sells any shares of our company stock before the expiration date of this options award, which reduces the aggregate number of shares deemed to be held by Mr. Wright for purposes of our company’s Partner Ownership Guidelines to less than the minimum number of shares established for him under such Guidelines, then the number of shares purchasable under this options award, whether vested or not vested, shall be immediately reduced by three options per each share sold.

On April 27, 2011, Mr. Wright was awarded options to purchase 12,500 shares of our common stock under the 2006 LTIP, as a one-time grant for incentive and retention purposes, approved by the Compensation Committee to closer align Mr. Wright’s equity ownership levels to other named executive officers. The options have an exercise price of $14.40, which was equivalent to the closing price of our common stock on April 26, 2011, the day preceding the date of grant, vested in full on the third anniversary of the date of grant, and will expire on the seventh anniversary of the date of grant.

Unvested RSUs held by Mr. Wright at December 31, 2013 vest as follows: 4,166 RSUs vested on April 27, 2014, 4,687 RSUs will vest in full on February 23, 2015, 8,334 RSUs will vest in two equal annual installments beginning on April 27, 2015, 12,500 RSUs will vest in full on December 13, 2015, 4,878 RSUs will vest in full on February 5, 2016, and 21,948 RSUs will vest in full on February 8, 2016. Additionally, 50,625 PSUs will vest on April 1, 2016 contingent on achievement of performance goals related to the compound annual growth rate of our company’s net worth between April 1, 2013 and March 31, 2016, as described above under the heading “Long-Term Equity Incentive Compensation – 2013 Performance Share Unit Program.”

(3)	On August 20, 2008, Mr. Slosser was granted options to purchase 4,444 shares of our common stock under the 2006 LTIP. The options have an exercise price of $22.44 per share, which was equivalent to the closing price of our common stock on August 19, 2008, the day preceding the date of grant, vested in three equal annual installments on the third, fourth, and fifth anniversaries of the date of grant and will expire on the seventh anniversary of the date of grant.

As part of our company’s Partner Leveraged Stock Purchase Program, in which members of our Partnership group, other than named executive officers, were awarded two options for each share of our company’s common stock purchased, Mr. Slosser, who was not an executive officer of our company at the time, was granted the following options award: On December 24, 2009, Mr. Slosser was awarded options to purchase 12,500 shares of our common stock at an exercise price of $27.20, which was equivalent to the closing price of our company’s common stock on December 23, 2009, the day preceding the grant date. This award of stock options to Mr. Slosser under the Partner Leveraged Stock Purchase Program vested in full on the third anniversary of the date of grant and will expire on the sixth anniversary of the date of grant. Under this program, if Mr. Slosser sells any shares of our company stock before the expiration date of this options award, which reduces the aggregate number of shares deemed to be held by Mr. Slosser for purposes of our company’s Partner Ownership Guidelines to less than the minimum number of shares established for them under such Guidelines, then the number of shares purchasable under this options award, whether vested or not vested, shall be immediately reduced by two options per each share sold.

Unvested RSUs held by Mr. Slosser at December 31, 2013 vest as follows: 4,687 RSUs will vest in full on January 31, 2015, 24,390 RSUs will vest in full on February 5, 2016, and 33,765 RSUs will vest in full on February 8, 2016. Additionally, 50,625 PSUs will vest on April 1, 2016 contingent on achievement of performance goals related to the compound annual growth rate of our company’s net worth between April 1, 2013 and March 31, 2016, as described above under the heading “Long-Term Equity Incentive Compensation – 2013 Performance Share Unit Program.”

(4)	On August 20, 2008, Mr. Fishman was granted options to purchase 6,666 shares of our common stock under the 2006 LTIP. The options have an exercise price of $22.44 per share, which was equivalent to the closing price of our common stock on August 19, 2008, the day preceding the date of grant, vested in three equal annual installments on the third, fourth, and fifth anniversaries of the date of grant and will expire on the seventh anniversary of the date of grant.

As part of our company’s Partner Leveraged Stock Purchase Program, in which members of our Partnership group, other than named executive officers, were awarded two options for each share of our company’s common stock purchased, Mr. Fishman, who was not an executive officer of our company at the time, was granted the following options awards: On December 24, 2009, Mr. Fishman was awarded options to purchase 7,500 shares of our common stock at an exercise price of $27.20, which was equivalent to the closing price of our company’s common stock on December 23, 2009, the day preceding the grant date; on February 4, 2010, Mr. Fishman was awarded options to purchase 4,317 shares of our common stock at an exercise price of $23.16, which was equivalent to the closing price of our company’s common stock on February 3, 2010, the day preceding the grant date; and on April 8, 2010, Mr. Fishman was awarded options to purchase 10,000 shares of our common stock at an exercise price of $18.28, which was equivalent to the closing price of our company’s common stock on April 7, 2010, the day preceding the grant date. These awards of stock options to Mr. Fishman under the Partner Leveraged Stock Purchase Program vested in full on the third anniversary of the respective dates of grant and will expire on the sixth anniversary of the respective dates of grant. Under this program, if Mr. Fishman sells any shares of our company stock before the expiration date of these options awards, which reduces the aggregate number of shares deemed to be held by Mr. Fishman or for purposes of our company’s Partner Ownership Guidelines to less than the minimum number of shares established for them under such Guidelines, then the number of shares purchasable under these options awards, whether vested or not vested, shall be immediately reduced by two options per each share sold.

On April 27, 2011, Mr. Fishman was awarded options to purchase 25,000 shares of our common stock under the 2006 LTIP as a one-time grant for incentive and retention purposes, approved by the Compensation Committee to closer align Mr. Fishman’s equity ownership levels to other named executive officers. The options have an exercise price of $14.40, which was equivalent to the closing price of our common stock on April 26, 2011, the day preceding the date of grant, vested in full on the third anniversary of the date of grant, and will expire on the seventh anniversary of the date of grant.

Unvested RSUs held by Mr. Fishman at December 31, 2013 vest as follows: 8,333 RSUs vested on April 27, 2014, 17,187 RSUs will vest in full on February 23, 2015, 16,667 RSUs will vest in two equal annual installments beginning on April 27, 2015, 17,073 RSUs will vest in full on February 5, 2016, and 42,207 RSUs will vest in full on February 8, 2016. Additionally, 50,625 PSUs will vest on April 1, 2016 contingent on achievement of performance goals related to the compound annual growth rate of our company’s net worth between April 1, 2013 and March 31, 2016, as described above under the heading “Long-Term Equity Incentive Compensation – 2013 Performance Share Unit Program.”

(5)	On August 20, 2008, Mr. Neuhauser was granted options to purchase 40,000 shares of our common stock under the 2006 LTIP. The options have an exercise price of $22.44 per share, which was equivalent to the closing price of our common stock on August 19, 2008, the day preceding the date of grant, vested in three equal annual installments on the third, fourth, and fifth anniversaries of the date of grant and will expire on the seventh anniversary of the date of grant.

On February 9, 2010, Mr. Neuhauser was awarded options to purchase 37,500 shares of our common stock under the 2006 LTIP. The options have an exercise price of $21.72, which was equivalent to the closing price of our company’s common stock on February 8, 2010, the day preceding the date of grant, vested in full on the third anniversary of the date of grant and will expire on the sixth anniversary of the date of grant. This award was a one-time award granted for incentive and retention purposes.

Unvested RSUs held by Mr. Neuhauser at December 31, 2013 vest as follows: 9,375 RSUs will vest in full on February 23, 2015, 14,024 RSUs will vest in full on February 5, 2016, and 33,765 RSUs will vest in full on February 8, 2016. Additionally, 43,125 PSUs will vest on April 1, 2016 contingent on achievement of performance goals related to the compound annual growth rate of our company’s net worth between April 1, 2013 and March 31, 2016, as described above under the heading “Long-Term Equity Incentive Compensation – 2013 Performance Share Unit Program.”

(6)	The market value of RSUs that have not vested as of December 31, 2013 was calculated based on $26.38 per share, the closing price of our company’s common stock on December 31, 2013.

Option Exercises and Stock Vested

No stock options to purchase shares of our common stock were exercised by our named executive officers in 2013. In 2013, the following RS/RSUs vested to our named executive officers:

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard J. Hendrix	128,307	2,211,479	(1)
Bradley J. Wright	4,902	85,848	(2)
Kenneth P. Slosser	8,528	142,237	(3)
Adam J. Fishman	5,822	108,347	(4)
James C. Neuhauser	39,044	674,718	(5)

(1)	RSUs of Mr. Hendrix vested in 2013 as follows: 114,974 RSUs vested on February 11, 2013. The market price of our common stock on that date closed at $17.24. 13,333 RSUs vested on February 20, 2013. The market price of our common stock on that date closed at $17.20

(2)	RS/RSUs of Mr. Wright vested in 2013 as follows: 1,373 RSUs vested on February 11, 2013. The market price of our common stock on that date closed at $17.24. 2,084 RS vested on February 25, 2013. The market price of our common stock on that date closed at $17.32. 1,445 RSUs vested on April 22, 2013. The market price of our common stock on that date closed at $18.05.

(3)	RS/RSUs of Mr. Slosser vested in 2013 as follows: 5,890 RS/RSUs vested on January 29, 2013. The market price of our common stock on that date closed at $16.32. 2,638 RSUs vested on February 21, 2013. The market price of our common stock on that date closed at $17.48.

(4)	RSUs of Mr. Fishman vested in 2013 as follows: 5,277 RSUs vested on February 21, 2013. The market price of our common stock on that date closed at $17.48. 545 RSUs vested on August 9, 2013. The market price of our common stock on that date closed at $29.55.

(5)	RSUs of Mr. Neuhauser vested in 2013 as follows: 32,378 RSUs vested on February 11, 2013. The market price of our common stock on that date closed at $17.24. 6,666 RSUs vested on February 21, 2013. The market price of our common stock on that date closed at $17.48.

Potential Payments Upon Termination or Change-in-Control

With the exception of our company’s employment agreement with Richard J. Hendrix, we do not have employment contracts or post-termination compensation agreements with any of our named executive officers, and we do not have contractual provisions or other arrangements with any of the named executive officers, which provide for payments at, following, or in connection with the resignation, severance, retirement or other termination (including constructive termination) of a named executive officer. Unvested stock options, RS, and RSUs held by grantees, including those held by named executive officers, may vest upon a change in control (as defined in our 2006 LTIP) or following a change in control, or upon termination of employment due to death or disability, as provided under the terms of our 2006 LTIP, our 2012 Retention and Incentive Plan or our Performance Share Unit Program, as applicable.

The following tables represent the payments due to our named executive officers in the event termination or change in control payments would have been triggered under the 2006 LTIP and Mr. Hendrix’s employment agreement as of December 31, 2013. For further information on the terms of Mr. Hendrix’s employment agreement, see “Certain Relationships and Transactions with Related Persons — Employment Agreement With Our Chief Executive Officer” above and also the actual employment agreement, which we filed on Form 8-K with the SEC on December 13, 2012.

Payments Due Upon Termination Without Cause or Resignation for Good Reason

Name	Cash Payment ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Benefits ($)(3)	Total ($)
Richard J. Hendrix	3,728,846	5,241,812	194,168	—	—	149,016	9,313,842
Bradley J. Wright	14,423	—	—	—	—	—	14,423
Kenneth P. Slosser	15,385	—	—	—	—	—	15,385
Adam J. Fishman	15,385	—	—	—	—	—	15,385
James C. Neuhauser	19,231	—	—	—	—	—	19,231

(1)

In the event of a termination of Mr. Hendrix’s services to us without cause or a resignation of Mr. Hendrix for good reason, Mr. Hendrix is entitled to receive a cash payment equal to two times the average total annual salary and performance bonus earned by and paid to Mr. Hendrix with respect to the two completed fiscal years preceding the date of termination, which shall be no less than $3.5 million and no more than $5 million. Such amount is to be paid in equal installments during the twelve (12)-month period following the date of termination in accordance with the regular payroll practices for the executive officers of our company, with the first payment to be made on the first payroll date immediately following the sixty-first (61st) day after the date of termination (with accrued and unpaid installments from the date of termination to be paid on the payroll date on which the first installment is paid) and the last installment to be paid on the payroll date on or immediately following the date that is twelve (12) months after the date of termination.

In addition, in the event of a termination of Mr. Hendrix’s services to us without cause or a resignation of Mr. Hendrix for good reason, the unpaid portion of any earned and accrued annual salary shall be paid to Mr. Hendrix in a lump sum within thirty days of the date of termination of his employment. For the purposes of this table, we assume that the termination occurred on December 31, 2013, before he received the last bi-weekly payment of the year.

In the event of termination without cause or resignation for good reason as of December 31, 2013, Messrs. Wright, Slosser, Fishman and Neuhauser would receive the unpaid portion of earned and accrued annual salary.

(2)	In the event of a termination of Mr. Hendrix’s services to us without cause or a resignation of Mr. Hendrix for good reason, all unvested incentive equity and equity-based awards, including any performance-based awards that are not intended to qualify as “performance based compensation” under Section 162(m) of the Code, shall immediately vest and any time-based forfeiture restrictions shall immediately lapse. The value of all RSUs that have time-based forfeiture provisions that would lapse is based on the number of shares multiplied by $26.38 per share, the closing price of our common stock on December 31, 2013, the last trading day of the year. The value of all options that would vest is based on the number of options multiplied by the difference between $26.38 per share, the closing price of our common stock on December 31, 2013, the last trading day of the year, and the options strike price.

(3)	In the event of a termination of Mr. Hendrix’s services to us without cause or a resignation of Mr. Hendrix for good reason, our company shall, for five years, provide Mr. Hendrix and his qualified beneficiaries health plan coverage through our group health plans while Mr. Hendrix is eligible under COBRA or shall reimburse Mr. Hendrix for premiums he incurs under a substantially similar private health insurance plan thereafter. For the purposes of this table, we assume that the cost of the health plan coverage is the same as the average per-employee amount we pay to provide our employees health care coverage in 2014, with an annual cost increase trend of 10%, as projected by our external healthcare benefits advisor.

Payments Due Upon Termination Without Cause Due to A Reduction in Workforce

Name	Cash Payment ($)		Stock Awards ($)		Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(5)	Benefits ($)(6)	Total ($)
Richard J. Hendrix	3,728,846	(1)	5,241,812	(1)(3)	194,168	—	—	149,016	9,313,842
Bradley J. Wright	14,423	(2)	677,623	(3)	—	—	56,154	—	748,200
Kenneth P. Slosser	15,385	(2)	771,404	(3)	—	—	86,391	—	873,180
Adam J. Fishman	15,385	(2)	1,309,820	(3)	—	—	107,989	—	1,433,194
James C. Neuhauser	19,231	(2)	685,379	(3)	—	—	86,391	—	791,001

(1)	Our 2006 LTIP specifically contemplates a termination without cause due to a reduction in workforce, whereas Mr. Hendrix’s employment agreement contemplates a termination without cause more broadly. This table includes the same information for Mr. Hendrix as the table above entitled “Payments Due Upon Termination Without Cause or Resignation for Good Reason.” Please refer to the footnotes of that table for details of payments to Mr. Hendrix that would have been made if he had been terminated without cause due to a reduction in workforce on December 31, 2013.

(2)	In the event of termination without cause due to a reduction in workforce as of December 31, 2013, Messrs. Wright, Slosser, Fishman and Neuhauser would receive the unpaid portion of earned and accrued annual salary.

(3)	In the event of a termination without cause due to a reduction in workforce, and pursuant to our 2006 LTIP, our named executive officers’ unvested options shall be forfeited, RSUs subject to cliff vesting or annual pro rata vesting provisions shall vest pro rata and remaining unvested RSUs shall be forfeited, and all performance awards (as defined in the 2006 LTIP) shall be payable pro rata at the end of the applicable performance period and only if the associated performance goals are achieved. According to the terms of Mr. Hendrix’s employment agreement and his award agreement under the Performance Share Unit Program, upon a termination without cause due to a reduction in force, Mr. Hendrix’s PSUs shall be payable in full at the end of the applicable performance period if the associated performance goals are achieved.

If the performance goals under the Performance Share Unit Program are achieved by the end of the performance period, then the following amounts would be payable at the end of the applicable performance period:

Name	Stock Awards ($)
Richard J. Hendrix	1,607,544
Bradley J. Wright	352,701
Kenneth P. Slosser	352,701
Adam J. Fishman	352,701
James C. Neuhauser	300,442

The value of unvested RSUs is based on the number of RSUs that would vest in the event of a termination without cause due to a reduction in workforce multiplied by $26.38, which was the closing price of our common stock on December 31, 2013, the last trading day of the year.

(4)	The value of options awards is based on the number of options that would vest in the event of a termination without cause due to a reduction in workforce multiplied by the difference between $26.38 per share, the closing price of our common stock on December 31, 2013, the last trading day of the year, and the options strike price. As noted above, and pursuant to our 2006 LTIP, unvested options shall be forfeited in the event of a termination without cause due to a reduction in workforce with the exception of Mr. Hendrix whose unvested options would vest according to the terms of his employment agreement.

(5)	In the event of a termination without cause due to a reduction in workforce, our named executive officers’ interests in the asset pool of non-FBR securities under the 2012 Retention and Incentive Plan shall vest pro rata.

(6)	In the event of a termination of Mr. Hendrix’s services to us without cause (i.e., due to a reduction in workforce), our company shall, for five years, provide Mr. Hendrix and his qualified beneficiaries health plan coverage through our group health plans while Mr. Hendrix is eligible under COBRA or shall reimburse Mr. Hendrix for premiums he incurs under a substantially similar private health insurance plan thereafter. For the purposes of this table, we assume that the cost of the health plan coverage is the same as the average per-employee amount we pay to provide our employees health care coverage in 2014, with an annual cost increase trend of 10%, as projected by our external healthcare benefits advisor.

Payments Due Upon Termination Due to Death or Disability

Name	Cash Payment ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Benefits ($)	Total ($)
Richard J. Hendrix	28,846	5,241,812	194,168	—	—	—	5,464,826
Bradley J. Wright	14,423	1,490,813	149,750	—	118,557	—	1,773,543
Kenneth P. Slosser	15,385	1,657,772	—	—	182,395	—	1,855,552
Adam J. Fishman	15,385	2,676,699	299,500	—	227,994	—	3,219,578
James C Neuhauser	19,231	1,507,986	—	—	182,395	—	1,709,612

(1)	In the event of a termination of Mr. Hendrix’s services to us due to his death or disability, the unpaid portion of any earned and accrued annual salary shall be paid to his estate in a lump sum. In addition, in the event of a termination of Mr. Hendrix’s services to us due to his death or disability, Mr. Hendrix is also entitled to any unpaid amounts of any earned and accrued amounts under any bonus, equity or long-term incentive plan of our company then in effect. For the purposes of this table, we assume that Mr. Hendrix died or became disabled on December 31, 2013, before receiving the last bi-weekly payment of the year.

In the event of termination due to death or disability as of December 31, 2013, Messrs. Wright, Slosser, Fishman and Neuhauser would be entitled to the unpaid portion of earned and accrued annual salary.

(2)	In the event of a termination of Mr. Hendrix’s services to us due to his death or disability, and pursuant to his employment agreement with us, all unvested incentive equity and equity-based awards shall immediately vest and any time-based forfeiture restrictions shall immediately lapse; provided, however, that unvested equity-based awards that are intended to qualify as “performance based compensation” under Section 162(m) of the Code shall vest and be earned only upon achievement of the applicable performance goals.

In the event of a termination due to death or disability, and pursuant to the 2006 LTIP, unvested options shall immediately vest and become fully exercisable (and remain exercisable for one year), all unvested RSUs shall fully vest and become free of all restrictions and deferral limitations, and all performance awards (as defined in the 2006 LTIP) shall be considered to be earned and payable and any deferral or other restriction shall lapse. Under the terms of the Performance Share Unit Program, upon termination due to death or disability, a PSU award under the Performance Share Unit Program shall remain outstanding until the end of the performance period, and the participant shall be eligible to earn the number of shares of common stock in respect of an Award equal to the number of PSUs that the participant would have earned based on the level of achievement of the performance goal at the end of the performance period.

If the performance goals under the Performance Share Unit Program are achieved by the end of the performance period, then the following amounts would be payable at the end of the applicable performance period:

Name	Stock Awards ($)
Richard J. Hendrix	1,607,544
Bradley J. Wright	1,335,488
Kenneth P. Slosser	1,335,488
Adam J. Fishman	1,335,488
James C. Neuhauser	1,137,638

The value of unvested RSUs is based on the number of RSUs that would vest in the event of a termination due to death or disability multiplied by $26.38, which was the closing price of our common stock on December 31, 2013, the last trading day of the year.

For purposes of this table, we assume that each named executive officer died or became disabled on December 31, 2013.

(3)	The value of all option awards is based on the number of options that would vest in the event of a termination due to death or disability multiplied by the difference between $26.38 per share, the closing price of our common stock on December 31, 2013, the last trading day of the year, and the options strike price.

(4)	In the event of a termination due to death or disability, our named executive officers’ interests in the asset pool of non-FBR securities under the 2012 Retention and Incentive Plan shall vest in full.

Payments Due Upon Change in Control

Name	Cash Payment ($)	Stock Awards ($)(1)	Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Benefits ($)	Total ($)
Richard J. Hendrix(3)	—	5,241,812	194,168	—	—	—	5,435,980
Bradley J. Wright	—	911,825	149,750	—	—	—	1,061,575
Kenneth P. Slosser	—	767,051	—	—	—	—	767,051
Adam J. Fishman	—	1,563,279	299,500	—	—	—	1,862,779
James C. Neuhauser	—	617,266	—	—	—	—	617,266

(1)	The value of unvested RSUs is based on the number of RSUs that would vest upon a change in control multiplied by $26.38, which was the closing price of our common stock on December 31, 2013, the last trading day of the year.

Unless an award agreement made under the 2006 LTIP states otherwise, upon a change in control, unvested options shall immediately vest and become fully exercisable, unvested RSUs subject to time based restrictions shall fully vest and become free of all restrictions and deferral limitations, and all performance awards (as defined in the 2006 LTIP) shall be considered to be earned and payable and any deferral or other restriction shall lapse.

Under the 2013 Performance Share Unit Program, upon a change in control, the performance period shall end and the Compensation Committee shall measure the level of achievement of the performance goal based on the company’s performance for the most recently completed fiscal quarter prior to such change in control. The number of PSUs earned by a participant shall be determined and fixed based on the greater of (A) the company’s actual performance and (B) the level of achievement resulting in 50% of the PSUs being earned. The earned PSUs convert to time vested awards payable following the end of the restriction period, concurrent with the original performance period, ending on March 31, 2016, subject to continued employment with the company through such date.

Certain award agreements for our named executive officers state that the Compensation Committee shall determine the impact of a change in control, including whether RSUs and options will vest and become free of restrictions and deferral limitations or will be assumed or substituted for by the successor company.

For purposes of this table, if the Compensation Committee were to have determined that the RSUs and options subject to this provision were to be assumed or substituted for by the successor company, then the “Stock Awards,” “Option Awards” and “Total” amounts for this table would instead be as follows:

Name	Stock Awards ($)	Option Awards ($)	Total ($)
Richard J. Hendrix	—	194,168	194,168
Bradley J. Wright	—	—	—
Kenneth P. Slosser	—	—	—
Adam J. Fishman	—	—	—
James C. Neuhauser	—	—	—

(2)	The value of option awards is based on the number of options that would vest upon a change in control multiplied by the difference between $26.38 per share, the closing price of our common stock on December 31, 2013, the last trading day of the year, and the options strike price.

(3)	Pursuant to Mr. Hendrix’s employment agreement with us, the definition of “Good Reason” includes a “Change in Control” (as such term is defined in the 2006 LTIP) followed within two years by any demotion of Mr. Hendrix or any material diminution in Mr. Hendrix’s authority, duties and responsibilities, or the assignment to Mr. Hendrix of duties materially inconsistent with Mr. Hendrix’s position or positions with us; provided, however, that any merger or business combination of our company solely with any other affiliate of our company shall not be deemed to be a Change in Control for purposes of the agreement. Upon a resignation by Mr. Hendrix for good reason, he will be entitled to receive the payments described in “—Payments Due Upon Termination Without Cause or Resignation for Good Reason.”

COMPENSATION COMMITTEE REPORT

The following report is submitted by the Compensation Committee of the Board of Directors of FBR & Co. (the “Company”), which is composed of three independent directors, Messrs. Reimers and Hynes and Dr. Aggarwal. The Board of Directors has concluded that each member of the Compensation Committee is independent, and that during 2013 each member of the Compensation Committee was independent, in each case according to the independence standards set forth in the NASDAQ listing standards and the Company’s Corporate Governance Guidelines.

The Compensation Committee oversees the Company’s compensation program on behalf of the Board of Directors. During 2013, the Compensation Committee met seven times. In fulfilling its oversight duties, the Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” set forth in this proxy statement.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in the proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The report of the Compensation Committee set forth in this proxy statement shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act. In addition, it shall not be deemed incorporated by reference by any statement that incorporates this proxy statement by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference.

Respectfully submitted,

Arthur J. Reimers, Chairman
Thomas J. Hynes, Jr.
Reena Aggarwal

AUDIT COMMITTEE REPORT

The Audit Committee’s responsibility is to provide assistance and guidance to the Board of Directors in discharging its oversight responsibilities relating to: (1) the accounting and financial reporting practices, and internal control systems, of FBR & Co. (the “Company”) and its subsidiaries; (2) the reliability and integrity of the Company’s financial statements, accounting policies, and financial reporting and disclosure practices; (3) the Company’s compliance with legal and regulatory requirements; (4) the independent auditor’s qualifications, independence and performance; and (5) the staffing, qualifications and performance of the Company’s internal audit function.

The Audit Committee members are not professional accountants or auditors and these functions are not intended to replace or duplicate the activities of management or the independent auditors. Management has primary responsibility for preparing the financial statements and designing and assessing the effectiveness of internal control over financial reporting. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP (“PwC”), the Company’s independent auditors, are responsible for planning and carrying out an audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and of management’s assessment of the Company’s internal control over financial reporting, expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles as well as the effectiveness of the Company’s internal control over financial reporting and management’s assessment thereof, reviewing the Company’s quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q, and other procedures.

During the last year, in connection with the preparation of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and in fulfillment of its oversight responsibilities, the Audit Committee did the following, among other things:

•	discussed with PwC the overall scope of and plans for their audit;

•

reviewed, upon completion of the audit, the financial statements to be included in the Form 10-K and management’s report on internal control over financial reporting and discussed the financial statements and the Company’s internal control over financial reporting with management;

•

conferred with PwC and with senior management of the Company regarding the scope, adequacy and effectiveness of internal accounting and financial reporting controls (including the Company’s internal control over financial reporting) in effect;

•	instructed PwC that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the shareholders;

•

discussed with PwC the results of their audit, including PwC’s assessment of the quality and appropriateness, not just acceptability, of the accounting principles applied by the Company, the reasonableness of significant judgments, the nature of significant risks and exposures, the adequacy of the disclosures in the financial statements as well as other matters required to be communicated under generally accepted auditing standards, including the matters required by the Statement on Auditing Standards No. 16 (Communications with Audit Committees); and

•

obtained from PwC in connection with the audit a timely report relating to the Company’s annual audited financial statements describing all critical accounting policies and practices to be used, all alternative treatments of financial information within generally accepted accounting principles that were discussed with management, ramifications of the use of such alternative disclosures and treatments, the treatment preferred by PwC, and any material written communications between PwC and management.

The Audit Committee held eight meetings in 2013. Throughout the year we conferred with PwC, the Company’s internal audit team, and senior management in separate executive sessions to discuss any matters that the Audit

Committee, PwC, the internal audit team, or senior management believed should be discussed privately with the Audit Committee. We have direct and private access to both the internal and external auditors of the Company.

We have discussed with PwC their independence from management and the Company and have received and reviewed the written disclosure and the letter regarding the auditors’ independence as required by the Public Company Accounting Oversight Board. We have also concluded that PwC’s provision to the Company’s and its affiliates of the non-audit services is compatible with PwC’s obligation to remain independent.

We have also established procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and for the confidential anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

After reviewing the qualifications of the current members of the Audit Committee, and any relationships they may have with the Company that might affect their independence from the Company, the Board determined that each member of the Audit Committee was and is independent under the independence standards for audit committee members in the rules promulgated by the SEC under the Exchange Act and in the applicable independence standards of the NASDAQ Marketplace Rules, that each member was and is able to read and understand fundamental financial statements and that each of Messrs. Kraemer and Reimers and Dr. Aggarwal qualifies as an “audit committee financial expert” under the applicable rules promulgated pursuant to the Exchange Act. The Audit Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available on the Company’s website at www.fbr.com under “Corporate Governance.” Any future changes in the charter of the Audit Committee will also be reflected on this website.

Based on the reviews and discussions described above, we recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

The report of the Audit Committee set forth in this proxy statement shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act. In addition, it shall not be deemed incorporated by reference by any statement that incorporates this proxy statement by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference.

Respectfully submitted,

Richard A. Kraemer, Chairman
Reena Aggarwal
Arthur J. Reimers

OTHER MATTERS

The Board of Directors is not aware of any matters to be presented for action at the annual meeting other than as set forth in this proxy statement. However, if any other matters properly come before the annual meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment, as permitted under our Amended and Restated Bylaws and Virginia law.

By Order of the Board of Directors,

Gavin A. Beske
Senior Vice President and General Counsel

April 28, 2014

ANNUAL MEETING OF SHAREHOLDERS OF

FBR & CO.

June 3, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, Proxy Statement and Annual Report to Shareholders are available at www.fbr.com under “Investor Relations.”

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢	20530300000000000000 1	060314

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR LISTED BELOW IN PROPOSAL 1

AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. To elect five directors for a term of one year each.					FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ Reena Aggarwal ¡ Richard J. Hendrix ¡ Thomas J. Hynes, Jr. ¡ Richard A. Kraemer ¡ Arthur J. Reimers		2. 3.

To consider a non-binding advisory vote on the compensation of our named executive officers, as disclosed in the proxy statement.

To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

					☐ FOR ☐	☐ AGAINST ☐	☐ ABSTAIN ☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise specified, the shares will be voted “FOR” each of the nominees for director listed in proposal 1 and “FOR” proposals 2 and 3. This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting and any adjournment or postponement thereof.

The signer hereby revokes all previous proxies given by the signer to vote at the annual meeting or any adjournment or postponement thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

ANNUAL MEETING OF SHAREHOLDERS OF

FBR & CO.

June 3, 2014

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Meeting, Proxy Statement and Annual Report to Shareholders

are available at www.fbr.com under “Investor Relations.”

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20530300000000000000 1	060314

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR LISTED BELOW IN PROPOSAL 1

AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. To elect five directors for a term of one year each.					FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ Reena Aggarwal ¡ Richard J. Hendrix ¡ Thomas J. Hynes, Jr. ¡ Richard A. Kraemer ¡ Arthur J. Reimers		2. 3.

To consider a non-binding advisory vote on the compensation of our named executive officers, as disclosed in the proxy statement.

To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

					☐ FOR ☐	☐ AGAINST ☐	☐ ABSTAIN ☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise specified, the shares will be voted “FOR” each of the nominees for director listed in proposal 1 and “FOR” proposals 2 and 3. This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting and any adjournment or postponement thereof.

The signer hereby revokes all previous proxies given by the signer to vote at the annual meeting or any adjournment or postponement thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

0                    ¢

FBR & CO.

1001 Nineteenth Street North, 12th Floor

Arlington, VA 22209

Proxy

ANNUAL MEETING OF SHAREHOLDERS

JUNE 3, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FBR & CO. FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 3, 2014 AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The undersigned hereby appoints Gavin A. Beske, Bradley J. Wright and Ann Marie Pulsch, or any of them, with full power of substitution in each, as proxies (and if the undersigned is a proxy, substitute proxies) to vote all common stock of the undersigned in FBR & Co. at the Annual Meeting of Shareholders to be held at 1001 Nineteenth Street North, 12th Floor, Arlington, Virginia, on Tuesday, June 3, 2014, at 9:00 a.m., and at any adjournment or postponement thereof, in the manner stated herein as to the following matters and in their discretion on any other matters that may properly come before the meeting or at any adjournment or postponement thereof. By signing the proxy, the undersigned revokes all prior proxies with respect to the Annual Meeting of Shareholders and acknowledges receipt of the Notice of the Meeting and of the accompanying Proxy Statement, the terms of which are incorporated by reference herein.

(Continued and to be signed on the reverse side)

¢	14475 ¢